Execution Version

Exhibit 10.34
THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
dated as of May 3, 2024,

among
VORNADO REALTY L.P.,
as Borrower,
THE BANKS SIGNATORY HERETO,
each as a Bank,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BANK OF AMERICA, N.A., PNC BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION,
and WELLS FARGO BANK, N.A.,
as Co-Syndication Agents,
BMO BANK, N.A., DEUTSCHE BANK SECURITIES, INC.,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC., and
TD BANK, N.A.,
as Documentation Agents
and
J.P. MORGAN SECURITIES LLC, as Sustainability Structuring Agent
JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC., PNC CAPITAL MARKETS LLC,
U.S. BANK NATIONAL ASSOCIATION, and WELLS FARGO SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners
BMO CAPITAL MARKETS CORP.,
DEUTSCHE BANK SECURITIES, INC., GOLDMAN SACHS BANK USA,
and MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers

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SCHEDULES AND EXHIBITS

SCHEDULE 1	—	Loan Commitments
SCHEDULE 1A	—	Letter of Credit Commitments
SCHEDULE 2	—	Other Investments
SCHEDULE 2.17(j)	—	Existing Letters of Credit
SCHEDULE 2A	—	General Partner Investments
SCHEDULE 3	—	General Partner – Debt
SCHEDULE 4	—	Sustainability Table
SCHEDULE 5	—	Covered Land

EXHIBIT A	—	Authorization Letter
EXHIBIT B	—	Ratable Loan Note
EXHIBIT C	—	[Reserved]
EXHIBIT D	—	Solvency Certificate
EXHIBIT E	—	Assignment and Assumption Agreement
EXHIBIT F	—	List of Material Affiliates
EXHIBIT G	—	Labor Matters
EXHIBIT H	—	Tax Compliance Certificates
EXHIBIT I	—	Pricing Certificate

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THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of May 3, 2024 among VORNADO REALTY L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), JPMORGAN CHASE BANK, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), BANK OF AMERICA, N.A., PNC BANK, NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents, the Persons listed on the cover sheet hereto as “Documentation Agents” and “Sustainability Structuring Agent”, and JPMORGAN CHASE BANK, N.A., in its individual capacity and not as Administrative Agent, and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks pursuant to Section 3.07 or 12.05, each a “Bank” and collectively, the “Banks”).
WHEREAS, the Borrower, the Administrative Agent and certain of the Banks are parties to a Second Amended and Restated Revolving Credit Agreement dated as of April 15, 2021, as amended by Amendment No. 1 to Second Amended and Restated Revolving Credit Agreement dated as of June 30, 2022 (as so amended, the “Existing 2021 Credit Agreement”), pursuant to which such Banks made available to the Borrower a revolving line of credit in the amount of One Billion Two Hundred Fifty Million Dollars ($1,250,000,000), which may be increased to One Billion Seven Hundred Fifty Million Dollars ($1,750,000,000);
WHEREAS, the Borrower has requested that the Administrative Agent and the Banks amend and restate the Existing 2021 Credit Agreement in its entirety, and the Administrative Agent and the Banks are willing to so amend and restate the Existing 2021 Credit Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, the Administrative Agent and each of the Banks agree to amend and restate the Existing 2021 Credit Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS; ETC.
SECTION 1.01.    Definitions. As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular have a correlative meaning when used in the plural, and vice versa):
“Acquisition Property” means, as of any date of determination, any Real Property Assets owned fewer than (a) thirty (30) months for office Real Property Assets located in New York City and (b) twenty-four (24) months for all other Real Property Assets; provided that Real Property Assets shall cease to be Acquisition Properties in the first fiscal quarter in which the Occupancy Rate of such Acquisition Property averaged eighty-five percent (85%) or more.
“Additional Costs” has the meaning specified in Section 3.01.
“Adjusted Daily Effective SOFR Rate” means, for any day, an interest rate equal to Daily Effective SOFR, plus 0.10%; provided that if the Adjusted Daily Effective SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” has the meaning specified in the preamble.
“Administrative Agent’s Office” means Administrative Agent’s office located at 383 Madison Avenue, New York, New York 10179, or such other office in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Bank” has the meaning specified in Section 3.07.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loan” has the meaning specified in Section 3.04.
“Affiliate” means, with respect to any Person (the “first Person”), any other Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agent” means, individually and collectively, Administrative Agent, each Syndication Agent, each Documentation Agent, each Sustainability Structuring Agent and each Joint Lead Arranger.
“Agreement” means this Third Amended and Restated Revolving Credit Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Lending Office” means, for each Bank and for its Loans the lending office of such Bank (or of an Affiliate of such Bank) designated as such on its Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its Loans are to be made and maintained.
“Applicable Margin” means, with respect to Base Rate Loans, Term Benchmark Loans and RFR Loans, the respective percentages per annum determined, at any time, based on the range into which any Credit Rating then falls, in accordance with the table set forth below. Any change in any Credit Rating causing it to move to a different range on the table shall effect a change in the Applicable Margin as of the third Banking Day following the date on which such change is first announced by the applicable rating agency. Borrower shall have not less than two (2) Credit Ratings at all times, one of which shall be from S&P or Moody’s. In the event that Borrower receives only two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be the higher of the two Credit Ratings. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between the highest and the lowest such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Applicable Margin shall be based on the lower of the two (2) highest Credit Ratings.

Borrower’s Credit Rating (S&P or Fitch/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for Term Benchmark Loans and RFR Loans (% per annum)
A+/A1 or higher	0.000	0.650
A/A2	0.000	0.700
A-/A3	0.000	0.725
BBB+/Baa1	0.000	0.775
BBB/Baa2	0.000	0.900
BBB-/Baa3	0.100	1.100
BB+/Ba1	0.300	1.300
Below BB+/Ba1 or unrated	0.650	1.650

    It is hereby understood and agreed that the Applicable Margin shall be adjusted from time to time based upon the Sustainability Margin Adjustment (to be calculated and applied as set forth in Section 1.08); provided that in no event shall the Applicable Margin be less than zero.
“Approved Borrower Portal” has the meaning set forth in Section 12.07(e).
“Approved Electronic Platform” has the meaning assigned in Section 12.07(d)(i).
“Assignee” has the meaning specified in Section 12.05(c).
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of EXHIBIT E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and containing substantially the same terms as EXHIBIT E, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with Section 12.05.

“Authorization Letter” means a letter agreement executed by Borrower in the form of EXHIBIT A.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.02.
“Available Total Loan Commitment” has the meaning specified in Section 2.01(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” and “Banks” have the respective meanings specified in the preamble. Unless the context otherwise requires, the term “Banks” includes the Fronting Banks.
“Bank Affiliate” means, (a) with respect to any Bank, (i) a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Bank or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such investment advisor.
“Bank Parties” means Administrative Agent and the Banks.
“Banking Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Banking Day shall be any such day that is only a U.S. Government Securities Business Day, (a) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR

Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate and (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loans, or any other dealings of such RFR Loans.
“Bank Reply Period” has the meaning specified in Section 12.02.
“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor or statute or statutes.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business publicly appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks’ L/C Fee Rate” has the meaning specified in Section 2.17(g).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Banking Day, the immediately preceding Banking Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.02(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.
“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Ratable Loan which shall accrue interest at a rate determined in relation to the Base Rate.
“Benchmark” means, initially, with respect to any (i) Term Benchmark Loan, the Term SOFR Rate or (ii) RFR Loan, the Daily Effective SOFR; provided that if a Benchmark

Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or Daily Effective SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.02.
“Benchmark Replacement” means, for any Available Tenor:
the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Banking Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the

Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the preamble.
“Borrower’s Accountants” means Deloitte LLP, any other “Big 4” accounting firm selected by Borrower (or a successor thereof), or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.
“Borrower’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of the Borrower, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Reports.
“Borrower’s Pro Rata Share” means an amount determined based on the pro rata ownership of the equity interests of a Person by Borrower and Borrower’s consolidated subsidiaries.
“Capitalization Rate” means (i) 5.75% per annum for any multifamily Real Property Asset, (ii) 6.5% per annum for any office Real Property Asset, (iii) 6.0% per annum for any retail Real Property Asset, (iv) 7.25% per annum for any hotel Real Property Asset (including those owned by Real Property UJVs), (v) 8.0% per annum for any trade show space Real Property Asset (including those owned by Real Property UJVs), and (vi) 6.5% per annum for all other Real Property Assets.
“Capitalization Value” means, at any time, the sum without duplication of:
(1)    with respect to Real Property Businesses (other than UJVs, Acquisition Properties, Development Properties and Covered Land), individually determined, Combined EBITDA from such businesses (a) in the case of all such Real Property Businesses other than hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the applicable Capitalization Rate;
(2)    with respect to Acquisition Properties, individually determined, the greater of (x) Combined EBITDA from such business (a) in the case of all such Real Property Businesses other than hotels or trade show space for the most recently ended calendar quarter, annualized (i.e., multiplied by four) and (b) in the case of hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the applicable Capitalization Rate and (y) the Gross Book Value of such businesses;
(3)    with respect to Development Properties and Covered Land, individually determined, the Gross Book Value of such Development Properties and Covered Land;
(4)    with respect to Other Investments, which do not have publicly traded shares, the Net Equity Value of such Other Investments;
(5)    with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) Combined EBITDA from such Real Property UJVs (a) in the case of all Real Property UJVs other than those owning hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), capitalized at the applicable Capitalization Rate, and (b) in the case of Real Property UJVs owning hotels or trade show space, for the most recently ended four consecutive calendar quarters, capitalized at the applicable Capitalization Rate, less Borrower’s Pro Rata Share of any Indebtedness attributable to such Real Property UJVs, and (y) the Net Equity

Value of such Real Property UJVs (subject to the last sentence of this definition); and
(6)    without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and capitalized development costs (exclusive of tenant improvements and tenant leasing commission costs), and the fair market value of publicly traded securities, at such time, all as determined in accordance with GAAP.
For clarity, the parties acknowledge and agree that the calculations pursuant to clauses (1), (2), (3), and (5) above in this definition are intended to be made on a Real-Property-Asset-by-Real-Property-Asset basis.
Notwithstanding the foregoing, the Real Property Asset at 350 Park Avenue in New York City shall be valued at $900,000,000 for purposes of this definition so long as the Borrower’s existing put option for such Real Estate Asset remains in full force and effect and any exercise by the counterparty to the put option of its option to form a joint venture to redevelop such Real Property Asset has not closed so long as Borrower would be entitled to exercise the put option if the counterparty defaulted on its obligation to close following exercise of the joint venture option.
For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Combined EBITDA will be reduced by actual Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value in excess of 35% of the total Capitalization Value from all Real Property Businesses and Other Investments owned by UJVs shall not be included in Capitalization Value, and (3) the aggregate contribution to Capitalization Value from leasing commissions and management and development fees in excess of 15% of Combined EBITDA shall not be included in Capitalization Value. To the extent that liabilities of a Real Property UJV are Recourse to Borrower or the General Partner, then for purposes of clause (5)(y) above, the Net Equity Value of such Real Property UJV shall not be reduced by such Recourse liabilities.
“Capitalization Value of Unencumbered Assets” means, at any time, the sum without duplication of:
(1)    with respect to Real Property Businesses (other than UJVs, Acquisition Properties, Development Properties and Covered Land) that are Unencumbered Assets, individually determined, Unencumbered Combined EBITDA from such businesses (a) in the case of all such Real Property Businesses other than hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the applicable Capitalization Rate;
(2)    with respect to Acquisition Properties that are Unencumbered Assets, individually determined, the greater of (x) Unencumbered Combined EBITDA from such business (a) in the case of all such Real Property Businesses other than hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four) and (b) in the case of hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the applicable Capitalization Rate and (y) the Gross Book Value of such businesses;
(3)    with respect to Development Properties and Covered Land that are Unencumbered Assets, individually determined, the Gross Book Value of such Development Properties and Covered Land;
(4)    with respect to Real Property UJVs (i) in which either (A) the Borrower has unilateral authority (directly or indirectly) to sell, transfer, encumber or otherwise dispose of the Real Property Assets (or interests in an entity that owns the Real Property Assets) owned by such Real Property UJV which authority may be subject to a right of first offer in favor of Borrower’s joint venture partner or (B) the Borrower has the right to sell its interest in such Real Property UJV (which right may be subject to a right of first offer in favor of its joint venture partner and other customary limitations) or is party to a customary buy-sell agreement with its joint venture partner that enables the Borrower to acquire such partner’s interests in such Real Property UJV and/or obligates such partner to acquire the Borrower’s interests in such Real Property UJV, in each case upon the occurrence of a triggering event, (ii) that are Unencumbered Assets and (iii) which do not have publicly traded shares, individually determined, the greater of (x) the Unencumbered Combined EBITDA from such Real Property UJVs (a) in the case of Real Property UJVs other than those owning hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), capitalized at the applicable Capitalization Rate, and (b) in the case of Real Property UJVs owning hotels or trade show space, for the most recently ended four consecutive calendar quarters, capitalized at the applicable Capitalization Rate, and (y) the Net Equity Value of such Real Property UJVs; and
(5)    without duplication, Borrower's Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and capitalized development costs (exclusive of tenant improvements and tenant leasing commission costs), leasing commissions and development fees (but, for clarity, excluding property management fees and fees of BMS Building Services, GMSC and similar affiliated building service providers which shall be treated as Real Property Businesses pursuant to clause (1) above) for the most recently ended four (4) consecutive calendar quarters multiplied by three (3), and the fair market value of publicly traded securities, in each case that are Unencumbered Assets of Borrower, at such time, all as determined in accordance with GAAP.
Notwithstanding the foregoing, the Real Property Asset at 350 Park Avenue in New York City shall be valued at $900,000,000 for purposes of this definition so long as (x) such Real Property Asset is an Unencumbered Asset and (y) the Borrower’s existing put option for such Real Estate Asset remains in full force and effect and any exercise by the counterparty to the put option of its option to form a joint venture to redevelop such Real Property Asset has not closed so long as Borrower would be entitled to exercise the put option if the counterparty defaulted on its obligation to close following exercise of the joint venture option.

For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 20% of the total Capitalization Value of Unencumbered Assets from the aggregate of all Real Property Businesses owned by UJVs (other than the UJV known as Manhattan High Street Holdings LP), and notes and mortgage loans receivable that are Unencumbered Assets (including those owned by UJVs) at such time, as determined in accordance with GAAP, shall not be included in Capitalization Value of Unencumbered Assets, (3) the aggregate contribution to Capitalization Value of Unencumbered Assets from leasing commissions and management and development fees in excess of 15% of Unencumbered Combined EBITDA shall not be included in Capitalization Value of Unencumbered Assets and (4) the aggregate contribution to Capitalization Value of Unencumbered Assets from Development Properties (other than office Development Properties that are at least 75% pre-leased) and Covered Land in excess of 25% shall not be included in Capitalization Value of Unencumbered Assets.
“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.
“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (h) above.
“Charges” has the meaning specified in Section 2.07.
“Closing Date” means the date the Initial Advance is made.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined EBITDA” means, for any quarter, the Borrower’s Pro Rata Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding the effect of non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions, dispositions, investments, or debt or equity financings (whether or not consummated) during such period, and (iii) non-cash gains or losses from impairments, hedging transactions or foreign currency fluctuations), all as determined in accordance with GAAP, of Consolidated Businesses and UJVs (provided, however, that for purposes of determining the ratio of Combined EBITDA to Fixed Charges, Combined EBITDA of UJVs shall exclude UJVs that are not either Real Property UJVs or UJVs formed to make, acquire or manage mortgage loans, mezzanine loans and/or other real estate credit investments), as the case may be, multiplied by four, provided however, that Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).
“Communications” has the meaning specified in Section 12.07(d)(iii).
“Consolidated Businesses” means, at any time, the Borrower and Subsidiaries of the Borrower that the Borrower consolidates in its consolidated financial statements prepared in accordance with GAAP, provided, however, that UJVs which are consolidated in accordance with GAAP are not Consolidated Businesses.
“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a Term Benchmark Loan as a Term Benchmark Loan from one Interest Period to the next interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of (x) a Base Rate Loan into a Term Benchmark Loan or a RFR Loan, (y) a RFR Loan into a Base Rate Loan or a Term Benchmark Loan, or (z) a Term Benchmark Loan into a Base Rate Loan or a RFR Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Ratable Loan from one Applicable Lending Office to another.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Land” means, initially, the Real Property Assets set forth on Schedule 5 and any subsequent Real Property Asset acquired with the intention of developing or redeveloping the Real Property Asset or holding such Real Property Asset for the purpose of creating an assemblage for potential future development.
“Covered Party” has the meaning assigned to it in Section 12.27.
“Credit Party” means the Administrative Agent, the Fronting Bank or any other Bank.
“Credit Rating” means the rating assigned by Moody’s, S&P, and/or Fitch to Borrower’s senior unsecured long-term indebtedness.
“Daily Effective SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR effective for such SOFR Rate Day (or, if not a Banking Day, the Banking Day preceding such SOFR Rate Day), in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Effective SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Rate Day, SOFR in respect of such SOFR Rate Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Effective SOFR Rate has not occurred, then SOFR for such SOFR Rate Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debt” means, at any time, without duplication, (i) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP, and (ii) without duplication, all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date. For purposes of determining “Total Outstanding Indebtedness” and “Debt”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Debt of the second Person.
“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.
“Defaulting Lender” means any Bank that (a) has failed, within three Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Bank notifies the Administrative Agent in writing that such failure is the result of a good faith dispute which has been specifically identified, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by the Administrative Agent, a Fronting Bank or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Fronting Bank’s or Borrower’s (with simultaneous notice to the Administrative Agent) (as applicable) receipt of such certification in form and substance reasonably satisfactory to it or them (as applicable), or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action.
“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans or RFR Loans, a variable rate of three percent (3%) plus the rate of interest then in effect thereon (including the Applicable Margin); and (2) with respect to Term Benchmark Loans, a fixed rate of three percent (3%) plus the rate(s) of interest in effect thereon (including the Applicable Margin) at the time of any Default or Event of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate of three percent (3%) plus the rate of interest for a Base Rate Loan (including the Applicable Margin).
“Development Property” means any Real Property Assets which are owned by the Borrower or any of its Consolidated Businesses or any UJV, and which are under development or redevelopment, provided that Real Property Assets shall cease to be Development Properties as of the earlier to occur of (a) the date which is (i) thirty (30) months after the earlier of (x)

completion of construction thereof (as evidenced by a permanent certificate of occupancy or its equivalent permitting the use and occupancy thereof for their regular intended uses) and (y) the date on which no portion of such asset is construction in process in accordance with GAAP for office Real Property Assets located in New York City and (ii) twenty-four (24) months after the earlier of (x) completion of construction thereof (as evidenced by a permanent certificate of occupancy or its equivalent permitting the use and occupancy thereof for their regular intended uses) and (y) the date on which no portion of such asset is construction in process in accordance with GAAP for all other Real Property Assets, and (b) the last day of the first fiscal quarter in which the Occupancy Rate of such Development Property has averaged eighty-five percent (85%) or more; provided that Penn 1 and Penn 2 in New York City will be treated as Development Properties until December 31, 2026 and the condominiums at 220 Central Park South in New York City will be treated as a Development Property until December 31, 2026. Notwithstanding the foregoing, Borrower may irrevocably elect by written notice to the Administrative Agent (which may be by email) to cease treating any asset as a Development Property as of a date earlier than that provided by this definition.
“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset (whether effected pursuant to a division or otherwise).
“Dollars” and the sign “$” mean lawful money of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Elect”, “Election” and “Elected” refer to elections, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the Ratable Loans be outstanding as Term Benchmark Loans.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system(s) and chosen by the Administrative Agent to be its electronic transmission system.
“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.
“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), profits or gains, franchise Taxes (imposed in lieu of income Taxes), and branch profits Taxes (or any similar Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Letter of Credit or Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan, Letter of Credit or Loan Commitment (other than pursuant to an assignment requested by the Borrower under Section 3.07) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 10.13, amounts with respect to such Taxes were payable either to such Bank's assignor immediately before such Bank acquired the applicable interest in a Loan, Letter of Credit or Loan Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 10.13 and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Execution Date” means the date of this Agreement.
“Existing 2021 Credit Agreement” has the meaning specified in the recitals.
“Exiting Bank” has the meaning specified in Section 12.24(a).
“Extension Date” has the meaning specified in Section 2.18.
“Extension Notice” has the meaning specified in Section 2.18.
“Facility Fee” means the respective percentages per annum determined, at any time, based on the range into which any Credit Rating then falls, in accordance with the table set forth below. Any change in any Credit Rating causing it to move to a different range on the table shall be effective as of the third Banking Day following the date on which such change is first announced by the applicable rating agency. Borrower shall have not less than two (2) Credit Ratings at all times, one of which shall be from S&P or Moody’s. In the event that Borrower receives only two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Facility Fee shall be the higher of the two Credit Ratings. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Facility Fee shall be (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Facility Fee shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between the highest and the lowest such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Facility Fee shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Facility Fee shall be based on the lower of the two (2) highest Credit Ratings.

Borrower’s Credit Rating (S&P or Fitch/Moody’s Ratings)	Facility Fee (% per annum)
A+/A1 or higher	0.100
A/A2	0.100
A-/A3	0.125
BBB+/Baa1	0.150
BBB/Baa2	0.200
BBB-/Baa3	0.250
BB+/Ba1	0.300
Below BB+/Ba1 or unrated	0.350

It is hereby understood and agreed that the Facility Fee shall be adjusted from time to time on an annual basis based upon the Sustainability Facility Fee Adjustment (to be calculated and applied as set forth in Section 1.08); provided that in no event shall the Facility Fee be less than zero.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Banking Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fiscal Year” means each period from January 1 to December 31.
“Fitch” means Fitch, Inc. and its successors.
“Fixed Charges” means, without duplication, in respect of any quarter, the sum of (i) the Borrower’s Pro Rata Share of Interest Expense for such period attributable to Debt in respect of Consolidated Businesses and Real Property UJVs, as well as to any other Debt that is Recourse to the Borrower, multiplied by four (4); and (ii) distributions during such period on preferred units of the Borrower, as determined on a consolidated basis, in accordance with GAAP, multiplied by four (4).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Effective SOFR Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate and the Adjusted Daily Effective SOFR Rate shall be 0.0%.
“Foreign Bank” means a Bank that is not a U.S. Person.
“Fronting Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., U.S. Bank National Association, PNC Bank, National Association or another Bank that shall have agreed to be designated by Borrower from among those Banks identified by Administrative Agent as being a permissible Fronting Bank pursuant to Section 2.17, each in its capacity as the issuer of Letters of Credit hereunder and its successors in such capacity. A Fronting Bank may, in its discretion, arrange for Letters of Credit to be issued by one of its Affiliates, in which case “Fronting Bank” shall include such Affiliate. When used herein, “Fronting Bank” shall mean the applicable Fronting Bank, each Fronting Bank, any Fronting Bank or all of the Fronting Banks, as the context may require.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.15 (captioned “Financial Statements”) (except for changes concurred to by Borrower’s Accountants); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of this Agreement immediately before such change shall have become effective.
“General Partner” means Vornado Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower.
“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, regulatory body, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Book Value” means the undepreciated book value of assets comprising a business net of impairments, determined in accordance with GAAP.
“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.
“Incremental Commitments” has the meaning specified in Section 2.16(c).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Initial Advance” means the first advance of proceeds of the Loans and/or issuance of Letters of Credit (including the deemed issuance of Letters of Credit pursuant to Section 2.17(j)).
“Interest Expense” means, for any quarter, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of Borrower that is attributable to Borrower’s Pro Rata Share in its Consolidated Businesses in respect of Real

Property Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts and premiums; (3) any payments or fees (other than upfront fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by Borrower’s Pro Rata Share in the UJVs in respect of Real Property Businesses, in all cases as reflected in the Borrower’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan). “Interest Expense” shall not include the non-cash portion of interest expense attributable to convertible Debt determined in accordance with ASC 470-20.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, (i) the first (1st) Banking Day of each calendar quarter for the preceding calendar quarter, (ii) at maturity, whether by acceleration or otherwise, and (iii) upon any termination of the Total Loan Commitment in its entirety under Section 2.16(a) hereof, (b) with respect to any Term Benchmark Loan, (i) the last day of each Interest Period applicable to such Loan, provided, that in the case of a Term Benchmark Loan with an Interest Period of more than three months’ duration, then each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (ii) at maturity, whether by acceleration or otherwise, and (iii) upon any termination of the Total Loan Commitment in its entirety under Section 2.16(a) hereof, and (c) with respect to any RFR Loan, (i) the fifth (5th) Banking Day of each calendar month for the preceding calendar month, (ii) at maturity, whether by acceleration or otherwise, and (iii) upon any termination of the Total Loan Commitment in its entirety under Section 2.16(a) hereof.
“Interest Period” means, with respect to any Term Benchmark Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any Interest Period that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.02(e) shall be available for specification in such borrowing request or notice of Election, Conversion or Continuation. For purposes hereof, the date of a Loan initially shall be the date on which the borrowing of such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joint Lead Arrangers” means the financial institutions listed on the cover page to this Agreement as a “joint lead arranger”, including the Lead Arrangers.
“KPI” means Scope 1 and Scope 2 emissions, as defined in The Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition as published by the World Business Council for Sustainable Development and the World Resources Institute and in effect on the date of this Agreement, and as calculated at the end of a fiscal year and which shall be reported in the applicable KPI Metrics Report.
“KPI Applicable Margin Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.04%, if the KPI for such period as set forth in the KPI Metrics Report is greater than the KPI Threshold for such period, (b) 0.00%, if the KPI for such period as set forth in the KPI Metrics Report is less than or equal to the KPI Threshold for such period but greater than the KPI Target for such period, and (c) negative 0.04%, if the KPI for such period as set forth in the KPI Metrics Report is less than or equal to the KPI Target for such period.
“KPI Facility Fee Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.01%, if the KPI for such period as set forth in the KPI Metrics Report is greater than the KPI Threshold for such period, (b) 0.00%, if the KPI for such period as set forth in the KPI Metrics Report is less than or equal to the KPI Threshold for such period but greater than the KPI Target for such period, and (c) negative 0.01%, if the KPI for such period as set forth in the KPI Metrics Report is less than or equal to KPI Target for such period.
“KPI Metrics Report” means an annual report (it being understood that this annual report may take the form of the annual Sustainability Report) audited by the Sustainability Assurance Provider that sets forth the calculations for the KPI for a specific calendar year.
“KPI Target” means, with respect to any calendar year, the KPI Target for such calendar year as set forth in the Sustainability Table, as the same may be adjusted from time to time as a result of a Sustainability Recalculation Event or otherwise in accordance with Section 1.08.
“KPI Threshold” means, with respect to any calendar year, the KPI Threshold for such calendar year as set forth in the Sustainability Table, as the same may be adjusted from time to time as a result of a Sustainability Recalculation Event or otherwise in accordance with Section 1.08.
“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all drawings under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) at such time. The LC Exposure of any Bank at any time shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., PNC Capital Markets LLC, Wells Fargo Securities LLC and U.S. Bank National Association.
“Lender-Related Person” means the Administrative Agent, any Lead Arranger, any Fronting Bank and any Bank, and any Affiliates, directors, officers, employees, agents and advisors of any of the foregoing Persons.
“Letter of Credit” has the meaning specified in Section 2.17(a).
“Letter of Credit Commitment” means, with respect to each Fronting Bank, the commitment of each Fronting Bank to issue Letters of Credit hereunder. The initial amount of each Fronting Bank’s Letter of Credit Commitment is set forth on Schedule 1A attached hereto, or if a Fronting Bank has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Fronting Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of a Fronting Bank may be modified from time to time by agreement between such Fronting Bank and the Borrower, and notified to the Administrative Agent.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).
“Loan” means, with respect to each Bank, its Ratable Loan (including any New Term Loan(s) (if any)), collectively.
“Loan Commitment” means, with respect to each Bank, the obligation to make a Ratable Loan in the principal amount set forth on Schedule 1 attached hereto and incorporated herein, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.16 or pursuant to assignments made under Section 12.05(c) (and upon the execution of an amendment agreement described in Section 2.16(c)(ii) or Assignment and Assumption Agreements, the definition of Loan Commitment shall be deemed revised to reflect the Incremental Commitment or the assignment being effected pursuant to each such Assignment and Assumption Agreement, as the case may be).
“Loan Documents” means this Agreement, the Notes, the Authorization Letter and the Solvency Certificate, any amendments, modifications or supplements thereto, and any other agreements entered into in connection with this Agreement that are designated as “Loan Documents”.

“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, or property of Borrower or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents.
“Material Affiliates” means the Affiliates of Borrower listed on EXHIBIT F.
“Maturity Date” means April 14, 2028, subject to extension pursuant to Section 2.18.
“Maximum Rate” has the meaning specified in Section 2.07.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA.
“Net Equity Value” means, at any time, the total assets of the applicable business less the total liabilities of such business less the amounts attributable to the minority interest in such business, in each case as determined on a consolidated basis, in accordance with GAAP, subject to the last sentence of the definition of Capitalization Value.
“New Ratable Bank” has the meaning specified in Section 2.16(c).
“New Ratable Commitments” has the meaning specified in Section 2.16(c).
“New Ratable Loan” has the meaning specified in Section 2.16(c).
“New Term Bank” has the meaning specified in Section 2.16(c).
“New Term Commitments” has the meaning specified in Section 2.16(c).
“New Term Loan” has the meaning specified in Section 2.16(c).
“Note” and “Notes” have the respective meanings specified in Section 2.09.
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Banking Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means each and every obligation, covenant and agreement of Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.
“Occupancy Rate” means, with respect to a Real Property Asset at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Real Property Asset leased and occupied by tenants (excluding any tenants that have vacated such Real Property Asset and have not entered into a valid sublease for such space) that are (x) paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into and (y) not more than 90 days delinquent in the payment of rent or in bankruptcy to (b) the aggregate net rentable square footage of such Real Property Asset. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Real Property Asset notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within 90 days of the date of such determination.
“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Investment” means a Consolidated Business or UJV that does not own primarily Real Property Assets or publicly traded securities, including, without limitation, those entities more particularly set forth on Schedule 2 attached hereto.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Banking Day by the NYFRB as an overnight bank funding rate.
“Parent” means, with respect to any Bank, any Person controlling such Bank.
“Participant” has the meaning specified in Section 12.05(b).
“Participant Register” has the meaning specified in Section 12.05(b).
“Patriot Act” has the meaning specified in Section 12.19.
“Payment” has the meaning specified in Section 10.12(b).
“Payment Notice” has the meaning specified in Section 10.12(b).
“Payor” has the meaning specified in Section 10.12.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.
“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.
“Pricing Certificate” means a certificate substantially in the form of Exhibit I executed by the chief executive officer, chief operating officer, chief financial officer, chief sustainability officer, treasurer, assistant treasurer, controller or senior vice president of finance of the Borrower certifying and attaching (a) a true and correct copy of the KPI Metrics Report for the most recently ended calendar year and setting forth the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment, in each case for the period covered thereby and computations in reasonable detail in respect thereof, (b) if applicable, information detailing any change in the Borrower’s internal policies related to sustainability that has been disclosed to the SEC as required pursuant to its promulgated rules and regulations since the Closing Date (for the first certificate delivered hereunder) or the date of the most recently delivered Pricing Certificate (for each subsequent certificate); and (c) a true and correct review report of the Sustainability Assurance Provider, which report (i) measures, verifies, calculates and certifies the KPI set forth in the Pricing Certificate or the KPI Metrics Report, as applicable, for the most recently ended calendar year and (ii) confirms that the Sustainability Assurance Provider is not aware of any modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the Standard for Sustainability Reporting.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Rata Share” means, with respect to each Bank, the percentage of the Total Loan Commitment represented by such Bank’s Loan Commitment; provided that solely in the case of Section 12.20(c) when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Total Loan Commitment (disregarding any Defaulting Lender’s Loan Commitment) represented by such Bank’s Loan Commitment. If the Loan Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Loan Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Lender at the time of determination.
“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 12.27.
“Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) a rating of its senior debt obligations of not less than BBB+ by S&P or Baal by Moody’s or a comparable rating by a rating agency reasonably acceptable to the Administrative Agent and (B) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) total assets in excess of Ten Billion Dollars ($10,000,000,000), but shall exclude any natural person, any Defaulting Lender and the Borrower or any of its Affiliates.
“Ratable Loan” has the meaning specified in Section 2.01(b).
“Ratable Loan Note” has the meaning specified in Section 2.09.
“Real Property Asset” means an asset from which income is, or upon completion expected by the Borrower to be, derived predominantly from contractual rent payments under leases with unaffiliated third party tenants, hotel operations, tradeshow operations, signage or leasing commissions and management and development fees, and shall include those investments in mortgages and mortgage participations owned by the Borrower as to which the Borrower has demonstrated to the Administrative Agent, in the Administrative Agent’s reasonable discretion, that Borrower has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds the right to acquire such mortgaged properties.
“Real Property Business” means a Consolidated Business or UJV that owns primarily Real Property Assets.
“Real Property UJV” means a UJV that is a Real Property Business.
“Recipient” means the Administrative Agent, any Bank and any Fronting Bank, as applicable.
“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g. by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor). A guaranty of Debt issued by Borrower or General Partner (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements, a carry guaranty and a recourse carve-out guaranty customarily given in connection with Debt shall be deemed Without Recourse, unless and except to the extent of a claim made under such guaranty that remains unpaid.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Effective SOFR, then the date of such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Effective SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Mortgage” has the meaning specified in Section 12.21.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.
“Regulatory Change” means the occurrence after the date of this Agreement or, with respect to any Bank, such later date on which such Bank becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental

Authority or (c) compliance by any Bank or any Fronting Bank (or, for purposes of Section 3.06, by any lending office of such Bank or by such Bank's or such Fronting Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued, provided, however, that if the applicable Bank shall have implemented changes prior to the Execution Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Regulatory Change with respect to such Bank.
“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.
“Relevant Documents” has the meaning specified in Section 11.02.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Loan, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Loan, the Adjusted Daily Effective SOFR Rate, as applicable.
“Replacement Bank” has the meaning specified in Section 3.07.
“Replacement Notice” has the meaning specified in Section 3.07.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.
“Required Banks” means at any time Banks having Loan Commitments and outstanding New Term Loans (if any) aggregating at least 51% of the sum of the Total Loan Commitments plus the outstanding principal amount of the New Term Loans (if any) of all of the Banks (excluding, however, any Defaulting Lender) at such time; provided, however, that following the termination of the Loan Commitments, the “Required Banks” shall be the Banks holding at least 51% of the then aggregate unpaid principal amount of the Loans (excluding, however, any Defaulting Lender).
“Required Payment” has the meaning set forth in Section 10.12.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Effective SOFR Rate.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including but not limited to Cuba, the Crimea Region of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, the Kherson and Zaporizhzhia Regions of Ukraine, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government, including by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of Sanctions.
“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means the reports required to be delivered to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
“Secured Indebtedness” means, at any time, that portion of Total Outstanding Indebtedness that is not Unsecured Indebtedness.
“Secured Indebtedness Adjustment” has the meaning set forth in Section 8.07.
“Series” has the meaning set forth in Section 2.16(c).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Effective SOFR”.
“Solvency Certificate” means a certificate in substantially the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“S&P” means S&P Global Ratings and its successors.
“Standard for Sustainability Reporting” means the Global Reporting Initiative; provided, that Borrower may, by written notice to Administrative Agent, adopt a new Standard for Sustainability Reporting in connection with Borrower’s compliance with any rules, regulations or guidance promulgated by the SEC or any other Governmental Authority with respect to sustainability reporting.
“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which are owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person and over which that Person or one or more other Subsidiaries of that Person exercise sole control. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power for the election of directors or trustees by reason of any contingency, and “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Supported QFC” has the meaning assigned to it in Section 12.27.
“Sustainability Assurance Provider” means a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing that shall apply auditing standards and methodology consistent with the Standard for Sustainability Reporting. As of the date hereof, the term Sustainability Assurance Provider means Deloitte & Touche LLP; provided that a replacement sustainability assurance provider may be designated from time to time by the Borrower if any such replacement Sustainability Assurance Provider (a) shall be (i) a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing or (ii) another firm designated by the Borrower and reasonably approved by the Administrative Agent, and (b) shall apply substantially the same auditing standards and methodology used in the most recently delivered KPI Metrics Report, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or SEC requirements or (ii) if not so consistent, are proposed by the Borrower and reasonably approved by the Administrative Agent.
“Sustainability Facility Fee Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the KPI Facility Fee Adjustment Amount (whether positive, negative or zero) for such period.
“Sustainability Margin Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the KPI Applicable Margin Adjustment Amount (whether positive, negative or zero) for such period.
“Sustainability Pricing Adjustment Date” has the meaning specified in Section 1.08(a).
“Sustainability Recalculation Event” means (i) any acquisition, disposition, merger or similar transaction or series of related transactions consummated by the Borrower and its Subsidiaries (otherwise in accordance with the provisions of this Agreement) whereby, as a result of the consummation of such transaction or series of related transactions the KPI would reasonably be expected to be (as determined in good faith by the Borrower), or shall be, increased or decreased by 5% or more (on a consolidated basis) as compared to the KPI in effect immediately prior to the consummation of such transaction or (ii) any change or anticipated change in Law (including rules, regulations and guidance promulgated by the SEC or any other Governmental Authority) applicable to any party hereto the result of which shall (A) prohibit or limit the use of the KPI hereunder, (B) prohibit or modify any sustainability calculation hereunder in any material respect or cause any other violation of any sustainability provision hereunder, or impose or modify any reporting obligation in respect thereof, (C) cause the Borrower to fail to attain or maintain the KPI or target or threshold with respect thereto or (D) prohibit or otherwise limit such party’s ability to make or maintain the Loans hereunder after applying the sustainability provisions hereunder.
“Sustainability Report” means the annual non-financial disclosure report prepared in accordance with the Standard for Sustainability Reporting publicly reported by the Borrower and published on an Internet or intranet website to which each Bank and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower), it being understood and agreed that the applicable Sustainability Report shall be such disclosure report as in effect and available on the date of delivery of the applicable Pricing Certificate.
“Sustainability Table” means the Sustainability Table set forth on Schedule 4.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) Banking Days prior to such Term SOFR Determination Day.
“Total Loan Commitment” means an amount equal to the aggregate amount of all Loan Commitments.
“Total Outstanding Indebtedness” means, at any time, without duplication, the sum of Debt of the Borrower, the Borrower’s Pro Rata Share of Debt in respect of Consolidated Businesses, and any Debt of UJVs to the extent Recourse to the Borrower, as determined on a consolidated basis in accordance with GAAP.
“UJVs” means, at any time, (1) investments of the Borrower that are accounted for under the equity method in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP and (2) investments of the Borrower in which the Borrower owns less than 50% of the equity interests and that are consolidated in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Assets” means, collectively, assets, reflected in the Borrower’s Consolidated Financial Statements, owned in whole or in part, directly or indirectly, by Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness or to any negative pledge or similar agreement, and assets of Consolidated Businesses and UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness or to any negative pledge or similar agreement, provided that any such Consolidated Business or UJV is not the borrower or guarantor of any Unsecured Indebtedness. For clarity, (i) an agreement that conditions the ability to encumber assets upon the maintenance of one or more specified ratios but that does not generally prohibit the encumbrance of assets, or the encumbrance of specific assets, shall not constitute a negative pledge or similar agreement, (ii) any Refinancing Mortgage may be disregarded for purposes of determining whether any asset subject to such Refinancing Mortgage constitutes an Unencumbered Asset and (iii) in the event Borrower owns, directly or indirectly in whole or in part, both the fee estate in an asset and a separate leasehold estate in the same asset (or both a senior leasehold estate and a separate junior leasehold estate in the same asset) and one such estate is subject to a Lien to secure Secured Indebtedness or a negative pledge such that it would not be treated as an Unencumbered Asset but the other such estate is not subject to any such Lien or negative pledge, Borrower shall be entitled to treat each estate as a separate asset for purposes of determining whether each estate is an Unencumbered Asset.
“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets; provided that Unencumbered Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the Unencumbered Assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).
“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.
“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents owned by Borrower, and Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any Consolidated Businesses or UJV, that are not subject to any pledge, lien or control agreement, less amounts placed with third parties as deposits or security for contractual obligations.
“Unsecured Indebtedness” means, at any time, Total Outstanding Indebtedness that is not secured by a lien on assets of the Borrower, a Consolidated Business or a UJV, as the case may be.
“Unsecured Indebtedness Adjustment” has the meaning set forth in Section 8.06.
“Unsecured Interest Expense” means, for any quarter, the Borrower’s Pro Rata Share of Interest Expense attributable to Total Outstanding Indebtedness constituting Unsecured Indebtedness.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 12.27.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.13(f)(ii)(B)(3).
“VRT Principals” means the trustees, executive officers and directors of Borrower (other than General Partner) or General Partner at any applicable time.
“Without Recourse” means, with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated asset or assets only, subject to such exceptions to the non-recourse nature of such obligation or liability (such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities), as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, so that such Debt and other liabilities will be valued at the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount, and (ii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of December 31, 2018 and any similar lease entered into after December 31, 2018 by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease.
SECTION 1.03.    Computation of Time Periods. Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.
SECTION 1.04.    Rules of Construction. When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles or Sections shall be to Articles and Sections of this Agreement unless otherwise indicated; and (7) all Exhibits to this Agreement shall be incorporated into this Agreement.
SECTION 1.05.    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.02(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 1.07.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
SECTION 1.08.    Sustainability Adjustments.
(a)    Following the date on which Borrower provides a Pricing Certificate in respect of the most recently ended calendar year, commencing with the calendar year ended December 31, 2024, (i) the Applicable Margin shall be increased or decreased (or not adjusted), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate and (ii) the Facility Fee shall be increased or decreased (or not adjusted), as applicable, pursuant to the Sustainability Facility Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment shall be determined and applied as of the fifth Banking Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 1.08(f) based upon the KPI Metric set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin and Facility Fee resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f)).
(b)    For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 0.04% and the Facility Fee will never be reduced or increased by more than 0.01%, pursuant to the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment, respectively, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin or Facility Fee by reason of meeting the KPI Metric in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.
(c)    It is hereby understood and agreed that if no such Pricing Certificate is delivered by Borrower with regard to a particular calendar year within the period set forth in Section 1.08(f), the Sustainability Margin Adjustment will be positive 0.04% and the Sustainability Facility Fee Adjustment will be positive 0.01% commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f) and continuing until Borrower delivers a Pricing Certificate to the Administrative Agent for the applicable calendar year.
(d)    If (i)(A) any Bank becomes aware of any material inaccuracy in the Sustainability Margin Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metric as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and such Bank delivers, not later than 10 Banking Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Bank and the Borrower), or (B) the Borrower becomes aware of a Pricing Certificate Inaccuracy and the Borrower and the Administrative Agent shall mutually agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) in either case, a proper calculation of the Sustainability Margin Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metric would have resulted in no adjustment or an increase in the Applicable Margin or Facility Fee for any period, (x) commencing on the fifth Banking Day following delivery of a corrected Sustainability Certificate to the Administrative Agent, the Applicable Margin and Facility Fee shall be adjusted to reflect such corrected calculations of the Sustainability Margin Adjustment and the Sustainability Facility Fee Adjustment and (y) the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Banks or the applicable Fronting Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent, any Bank or any Fronting Bank), but in any event within 10 Banking Days after the Borrower has received written notice of (in the case of clause (d)(i)(A) above), or has agreed in writing that there was (in the case of clause (d)(i)(B) above), a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Margin Adjustment, Sustainability Facility Fee Adjustment or the KPI Metric would have resulted in a decrease in the Applicable Margin or Facility Fee for any period, then, upon receipt by the Administrative Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Margin Adjustment or the KPI Metric, as applicable), commencing on the 10th Banking Day following receipt by the Administrative Agent of such notice, the Applicable Margin and Facility Fee shall be adjusted (but only with respect to periods commencing after such 10th Banking Day) to reflect the corrected calculations of the Sustainability Margin Adjustment, Sustainability Facility Fee

Adjustment or the KPI Metric, as applicable, for all periods occurring no sooner than 10 Banking Days after receipt by the Administrative Agent of such notice. For the avoidance of any doubt, the parties agree that any such adjustment to reflect a decrease in the Applicable Margin or Facility Fee for any period shall only be effective on a prospective basis and shall not require any adjustments to amounts previously paid by the Borrower prior to the discovery of a Pricing Certificate Inaccuracy.
    It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any letter of credit; provided, that, the Borrower complies with the terms of this Section 1.08(d) and Section 6.09(17) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until 10 Banking Days after the Borrower has received written notice of (in the case of clause (d)(i)(A) above), or has agreed in writing that there was (in the case of clause (d)(i)(B) above), a Pricing Certificate Inaccuracy (such date, the “Certificate Inaccuracy Payment Date”), (b) any nonpayment of such additional amounts prior to the Certificate Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Certificate Inaccuracy Payment Date.
(e)    Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent shall have (x) any duty to ascertain, inquire into or otherwise independently verify any sustainability related information or any other information or materials provided by the Borrower and used in connection with the sustainability provisions of the credit facility described in this Agreement, including with respect to the applicable KPI Metrics nor (y) any responsibility for (or liability in respect of) the completeness or accuracy of such information. Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent nor any Lead Arranger shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Facility Fee Adjustment or any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate or notice as to a Pricing Certificate Inaccuracy (and the Administrative Agent and the Sustainability Structuring Agent may rely conclusively on any such certificate or notice, without further inquiry).
(f)    As soon as available and in any event within 120 days following the end of each calendar year (commencing with the calendar year ending December 31, 2024), Borrower shall deliver a Pricing Certificate to the Administrative Agent (and the Administrative Agent shall promptly provide a copy to each Bank) for the most recently-ended calendar year; provided, that, for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 120-day period shall result in the Sustainability Margin Adjustment and the Sustainability Fee Adjustment being applied as set forth in Section 1.08(c)). In the event (i) Borrower’s fiscal year is changed to a non-calendar year fiscal year or (ii)

Borrower elects, in accordance with applicable rules, regulations or guidance of the SEC, to disclose its annual sustainability reporting with or following the filing of its quarterly report on Form 10-Q for the second quarter of its fiscal year, Borrower will be permitted to adjust the timing of delivery of the Pricing Certificate at its election to be coordinated with fiscal year and periodic reporting schedule.
(g)    If, after the date hereof, there occurs any Sustainability Recalculation Event, and either (i) the Borrower notifies the Administrative Agent in writing that the Borrower requests an amendment to any provision hereof to eliminate, accommodate or otherwise take into account the effect of such Sustainability Recalculation Event, or (ii) the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision or provisions hereof for such purpose (it being understood and agreed that any such notice may be given before or after such Sustainability Recalculation Event has occurred), then (A) the Borrower and the Administrative Agent shall negotiate in good faith to amend the provisions hereof to eliminate, accommodate or otherwise take into account the effect of such Sustainability Recalculation Event for the period from and after the occurrence of such Sustainability Recalculation Event, and (B) the provisions of this Agreement shall be interpreted on the basis of the provisions in effect and applied immediately prior to such Sustainability Recalculation Event for a period of not more than 30 days following the date of any such notice (unless the provisions hereof shall have been amended in accordance herewith or such notice shall have been withdrawn). If, after 30 days following the date of any such notice, the consent of the Borrower, the Administrative Agent and the requisite Banks under Section 12.02 has not been obtained (provided that adjustments to the KPI Target, KPI Threshold, Standard for Sustainability Reporting and/or Sustainability Table in connection with a Sustainability Recalculation Event shall not be deemed to be an amendment described in clause (1) of Section 12.02), (x) on the one-year anniversary of the date a delivered Pricing Certificate was most recently delivered or due and not delivered, as applicable, the Applicable Margin shall be calculated without regard to this Section 1.08, which Section and related definitions shall have no further force or effect, and (y) thereafter, no party to this Agreement shall make any public or private representations or description of the credit facility described in this Agreement as a sustainability-linked loan.
(h)    The Borrower reserves the right to adjust the baseline set forth in the Sustainability Table, in consultation with the Sustainability Structuring Agent, in alignment with mandatory regulatory disclosure requirements and/or a new Science-Based Target (SBTi) aligned goal but the Sustainability Table shall maintain the 2.5% annual improvement for each year as the KPI Target and 1% annual improvement for each year as the KPI Threshold, in each case, from the 2022 baseline as so adjusted. In the event that the baseline is so adjusted, the Borrower, the Administrative Agent and the Sustainability Structuring Agent shall amend the Sustainability Table in accordance with the foregoing sentence, and the Administrative Agent shall provide the amended Sustainability Table to the Banks.
ARTICLE II
THE LOANS
SECTION 2.01.    Ratable Loans. (a) Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.

(b)    Each of the Banks severally agrees to make a loan to Borrower in Dollars (each such loan by a Bank, a “Ratable Loan”) in an amount up to its Loan Commitment pursuant to which such Bank shall from time to time advance and readvance to Borrower an amount equal to its Pro Rata Share of the excess (the “Available Total Loan Commitment”) of the Total Loan Commitment minus the sum of (1) all advances previously drawn and currently outstanding made by the Banks which remain unpaid and (2) the LC Exposure. Within the limits set forth herein, Borrower may borrow from time to time under this paragraph (b) and prepay from time to time pursuant to Section 2.10 (subject, however, to the restrictions on prepayment set forth in said Section), and thereafter reborrow pursuant to this paragraph (b). The Ratable Loans may be outstanding as: (1) Base Rate Loans; (2) Term Benchmark Loans; (3) RFR Loans; or (4) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.14. Each Term Benchmark Loan, Base Rate Loan and RFR Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.
(c)    The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of each Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loans specified hereby to be made on such date.
SECTION 2.02.    [Reserved].
SECTION 2.03.    [Reserved.]
SECTION 2.04.    Advances, Generally. The Initial Advance shall be at least One Million Dollars ($1,000,000) and in an integral multiple of One Hundred Thousand Dollars ($100,000) and shall be made upon satisfaction of the conditions set forth in Section 4.01. Subsequent advances shall be made upon satisfaction of the conditions set forth in Section 4.02. The amount of each advance subsequent to the Initial Advance shall, subject to Section 2.13, be at least One Million Dollars ($1,000,000) (unless less than One Million Dollars ($1,000,000) is available for disbursement pursuant to the terms hereof at the time of any subsequent advance, in which case the amount of such subsequent advance shall be equal to such remaining availability) and in an integral multiple of One Hundred Thousand Dollars ($100,000).
Each advance shall be subject, in addition to the limitations and conditions applicable to advances of the Loans generally, to Administrative Agent’s receipt, on or immediately prior to the date the request for such advance is made, of a certificate from the officer requesting the advance certifying that Borrower is in compliance with all covenants enumerated in paragraphs 3(a) and 3(b) of Section 6.09 and containing covenant compliance calculations with respect to Sections 8.02 and 8.06 only, that include the proforma adjustments described below, which calculations shall demonstrate Borrower’s compliance with covenants on a proforma basis.
In connection with each advance of Loan proceeds, the following proforma adjustments shall be made to the covenant compliance calculations required with respect to Sections 8.02 and 8.06 as of the end of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower:

(i)    Total Outstanding Indebtedness and Unsecured Indebtedness (or Secured Indebtedness in the event of an advance in respect of a Refinancing Mortgage which Borrower elects to treat as Secured Indebtedness) shall be adjusted by adding thereto, respectively, all Debt and Unsecured Indebtedness (or Secured Indebtedness if applicable), respectively, that is incurred by Borrower in connection with such advance;
(ii)    Capitalization Value, shall be adjusted by adding thereto the purchase price of any Real Property Assets (including capitalized acquisition costs determined in accordance with GAAP) or the Net Equity Value of any Other Investments, together with the Borrower’s Pro Rata Share of any Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and marketable securities and the cost of non-marketable securities that are acquired in connection with such advance; and
(iii)    Capitalization Value of Unencumbered Assets, if applicable, shall be adjusted by adding thereto the purchase price of any Real Property Assets (including capitalized acquisition costs determined in accordance with GAAP) that are Unencumbered Assets together with Borrower’s Pro Rata Share of any Unrestricted Cash and Cash Equivalents, if applicable, the book value of notes and mortgage loans receivable and marketable securities and the cost of non-marketable securities that are acquired in connection with such advance.
SECTION 2.05.    Procedures for Advances. In the case of advances of Ratable Loans, Borrower shall submit to Administrative Agent a request for each advance signed by an authorized officer of the Borrower (provided that if such request is submitted through an Approved Borrower Portal, such signature requirement may be waived at the sole discretion of the Administrative Agent), stating the type and date of such advance (and Interest Period, if a Term Benchmark Loan), the amount requested and the expected purpose for which such advance is to be used, no later than 11:00 a.m. (New York time) on the date, in the case of advances of Base Rate Loans and RFR Loans, which is the proposed date of such Base Rate Loan or RFR Loan, and, in the case of advances of Term Benchmark Loans, which is three (3) Banking Days, prior to the date such advance is to be made. Administrative Agent, upon its receipt and approval of the request for advance, will so notify the Banks. Not later than 12:00 p.m. (New York time) on the date of each advance (or 1:00 p.m. (New York time) in the case of a Base Rate Loan or a RFR Loan for which the Borrower has made a Loan request on such date), each Bank shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower. The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s to an account designated by Borrower.
SECTION 2.06.    Interest Periods; Renewals. In the case of the Term Benchmark Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (1) no Interest Period may extend beyond the Maturity Date; (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day; and (3) only eight (8) discrete segments of a Bank’s

Ratable Loans that are Term Benchmark Loans for a designated Interest Period pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Ratable Loan corresponding to a proportionate segment of each of the other Banks’ Ratable Loans).
Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any Term Benchmark Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.
SECTION 2.07.    Interest. Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for Term Benchmark Loans at a rate equal to the applicable Adjusted Term SOFR Rate for the Interest Period in effect for such Loan plus the Applicable Margin; and (3) for RFR Loans at a rate equal to the Adjusted Daily Effective SOFR Rate plus the Applicable Margin. Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.
The interest rate on Base Rate Loans shall change when the Base Rate changes, and the interest rate on RFR Loans shall change when Daily Effective SOFR changes. Interest shall be calculated for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days (except that interest computed by reference to the Base Rate when based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Effective SOFR Rate or Daily Effective SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this paragraph shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Bank.
Accrued interest shall be due and payable in arrears, in the case of Base Rate Loans, Term Benchmark Loans and RFR Loans on each Interest Payment Date; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

SECTION 2.08.    Fees. Borrower shall, during the term of the Loans commencing as of the Execution Date, pay to Administrative Agent for the account of each Bank a facility fee computed, on the daily Loan Commitment of such Bank, by multiplying the aggregate Loan Commitments on such day by an amount equal to the daily Facility Fee, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. The accrued Facility Fee shall be due and payable in arrears on the fifteenth day of January, April, July and October of each year, commencing on the first such date after the Execution Date, and upon the Maturity Date (as the case may be accelerated) or earlier termination of the Loan Commitments.
SECTION 2.09.    Notes. Unless otherwise requested by a Bank, any Ratable Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in the form of EXHIBIT B duly completed and executed by Borrower, in a principal amount equal to such Bank’s Loan Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Ratable Loan Note”). A particular Bank’s Ratable Loan Note(s) are referred to collectively in this Agreement as such Bank’s “Note”; all such Ratable Loan Notes and interests are referred to collectively in this Agreement as the “Notes”. The Ratable Loans shall mature, and all outstanding principal and accrued interest and other Obligations shall be paid in full, on the Maturity Date, as the same may be accelerated in accordance with this Agreement.
Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Ratable Loan Note held by it, the amount of each advance, and each payment of principal received by such Bank for the account of its Applicable Lending Office(s) on account of its Ratable Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Ratable Loans made by such Bank. The failure by any Bank to make such notations with respect to the Loans or each advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Notes.
In connection with a Refinancing Mortgage, Borrower shall deliver to the Administrative Agent, a mortgage note, payable to the Administrative Agent for the account of the Banks, which shall be secured by the applicable Refinancing Mortgage. Such note shall be in such form as shall be requested by Borrower, subject to the Administrative Agent’s reasonable approval. Each reference in this Agreement to the “Notes” shall be deemed to refer to and include any or all of such mortgage notes, as the context may require.
SECTION 2.10.    Prepayments.
Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon at least one (1) Banking Day’s notice (by 2:00 p.m. New York time) to Administrative Agent in the case of the Base Rate Loans and RFR Loans, and at least three (3) Banking Days’ notice (by 2:00 p.m. New York time) to Administrative Agent in the case of Term Benchmark Loans, prepay the Ratable Loans, in whole or in part, provided that (1) any partial prepayment under this Section shall be in integral multiples of One Million Dollars ($1,000,000) (or such lesser amount as is then outstanding); and (2) each prepayment under this Section shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment.

SECTION 2.11.    Method of Payment.
Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall deliver federal reference number(s) evidencing the applicable wire transfer(s) to Administrative Agent as soon as available thereafter on such day. Administrative Agent will thereafter, on the day of its receipt of each such payment(s), cause to be distributed to each Bank (1) such Bank’s appropriate share (based upon the respective outstanding principal amounts and interest due under the Loans of the Banks) of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank by Borrower in accordance with the terms of this Agreement. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 a.m. (New York time) on any Banking Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Bank together with interest thereon paid by the Administrative Agent, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Federal Funds Effective Rate.
Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.
SECTION 2.12.    Elections, Conversions or Continuation of Loans.
Subject to the provisions of Article III and Sections 2.06 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Ratable Loans be Term Benchmark Loans, Base Rate Loans, RFR Loans or a combination of the foregoing, to Convert Base Rate Loans into Term Benchmark Loans or RFR Loans, to convert RFR Loans into Base Rate Loans or Term Benchmark Loans, to Convert Term Benchmark Loans into Base Rate Loans or RFR Loans, or to Continue Term Benchmark Loans as Term Benchmark Loans, at any time or from time to time, provided that: (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14 signed by an authorized officer of the Borrower (provided that if such notice is submitted through an Approved Borrower Portal, such signature requirement may be waived at the sole discretion of the Administrative Agent); and (2) a Term Benchmark Loan may be Continued or Converted only on the last day of the applicable Interest Period for such Term Benchmark Loan. Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s Ratable Loan in accordance with its Pro Rata Share. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent, at the request of the Required Banks, may require, by notice to Borrower, that (i) no outstanding Ratable Loan may be converted to or continued as a Term Benchmark Loan and (ii) unless repaid, each Ratable Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

SECTION 2.13.    Minimum Amounts.
With respect to the Ratable Loans as a whole, each Election and each Conversion shall be in an amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) or such lesser amount as shall be available or outstanding, as the case may be.
SECTION 2.14.    Certain Notices Regarding Elections, Conversions and Continuations of Loans.
Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of Term Benchmark Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 11:00 a.m. (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of Banking Days Prior
Elections of, Conversions into or Continuations as Base Rate Loans or RFR Loans	Same Banking Day
Elections of, Conversions into or Continuations as Term Benchmark Loans	Three (3)

Promptly following its receipt of any such notice, Administrative Agent shall so advise the Banks. Each such notice of Election shall specify the portion of the amount of the advance that is to be Term Benchmark Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the Term Benchmark Loans, RFR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06). In the event that Borrower fails to Elect to have any portion of an advance of the Ratable Loans be Term Benchmark Loans, the portion of such advance for which a Term Benchmark Loan Election is not made shall constitute Base Rate Loans. In the event that Borrower fails to Continue Term Benchmark Loans within the time period and as otherwise provided in this Section, such Term Benchmark Loans will be automatically Converted into Base Rate Loans on the last day of the then current applicable Interest Period for such Term Benchmark Loans.
SECTION 2.15.    Payments Generally. If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.17(h) or 10.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent or the Fronting Bank to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.16.    Changes of Loan Commitments.
(a) At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments existing as of the date of such termination, in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (which shall promptly notify each of the Banks) no later than 10:00 a.m. (New York time) on the date which is three (3) Banking Days prior to the effectiveness of such termination; (2) the Loan Commitments of each of the Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) and simultaneously with those of the other Banks; and (3) each partial termination of the Loan Commitments in the aggregate (and corresponding reduction of the Total Loan Commitment) shall be in an integral multiple of One Million Dollars ($1,000,000).
(b)    The Loan Commitments, to the extent terminated pursuant to this Section 2.16, may not be reinstated.
(c)    (i) Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request on up to four (4) occasions during the term of this Agreement that (A) the Total Loan Commitment be increased (the “New Ratable Commitments”) or (B) new term loan commitments be established (the “New Term Commitments”, and together with the New Ratable Commitments, the “Incremental Commitments”) by an amount not less than Ten Million Dollars ($10,000,000) per request for any Incremental Commitment and not more than Eight Hundred and Thirty-Five Million Dollars ($835,000,000) in the aggregate for all Incremental Commitments (such that the sum of the Total Loan Commitment plus the initial amount of all New Term Loans (as defined below) made pursuant to the New Term Commitments after such Incremental Commitments shall never exceed One Billion Seven Hundred Fifty Million Dollars ($1,750,000,000) less any voluntary reductions in the Loan Commitments pursuant to Section 2.16(a)); provided that for any such request for an Incremental Commitment in the event that existing Banks do not elect to provide such Incremental Commitment, the Lead Arrangers shall use commercially reasonable efforts to locate additional Qualified Institutions willing to hold the requested Incremental Commitment, and Borrower may also identify additional Qualified Institutions willing to hold the requested Incremental Commitment; provided however that Administrative Agent and each Fronting Bank (in the case of a New Ratable Commitment) shall have the right to approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed. If (x) existing or new Banks are willing to provide such New Ratable Commitments, the Total Loan Commitment may be increased from time to time by the addition of a new Bank or the increase of the Loan Commitment of an existing Bank (each, a “New Ratable Bank”, and the loans made pursuant to any New Ratable Commitment being referred to herein as “New Ratable Loans”) or (y) Banks are willing to provide such New Term Commitments, term loans may be made hereunder (the “New Term Loans”) by such Banks (each, a “New Term Bank”). No Bank shall have any obligation to provide any Incremental Commitment.
(ii)    Any Incremental Commitments hereunder shall be evidenced by the execution and delivery of an amendment to this Agreement by the Borrower, the Administrative Agent, the Fronting Banks (in the case of New Ratable Commitments) and the New Ratable Banks or New Term Banks, as applicable, providing such Incremental Commitments, a copy of which shall be forwarded to each Bank by the

Administrative Agent promptly after execution thereof. Each such amendment executed in connection with an Incremental Commitment hereunder may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 2.16(c), subject to approval by the Borrower and the New Ratable Banks or New Term Banks, as applicable, including without limitation to (x) include the New Ratable Banks and/or New Term Banks as “Banks” hereunder, (y) to include the New Ratable Loans and New Term Loans as “Loans” hereunder, and (z) to include the New Ratable Banks and their Pro Rata Shares and/or the New Term Banks and their New Term Loans for purposes of the definition of “Required Banks”; provided however, that any amendments to Articles V through IX, inclusive, and Section 12.02 that adversely affect a Bank or any amendment to provisions of this Agreement other than those effecting this Section 2.16(c) shall be subject to Section 12.02. All such amendments and joinder agreements entered into with the Borrower by the Administrative Agent, the Fronting Banks (in the case of New Ratable Commitments) and the New Ratable Banks or New Term Banks, as applicable, shall be binding and conclusive on all Banks.
(iii)    On the effective date of any New Ratable Commitments, the Total Loan Commitment and the Loan Commitments of the New Ratable Banks shall be increased, the Pro Rata Shares shall be adjusted and the Borrower and the Administrative Agent shall cause the New Ratable Banks to hold their Pro Rata Share of all Ratable Loans outstanding at the close of business on such day, by either funding more than its or their Pro Rata Share of New Ratable Loans made on such date or purchasing shares of outstanding Ratable Loans held by the other Banks or a combination thereof. The Banks agree to cooperate in any required sale and purchase of outstanding Ratable Loans to achieve such result. The Borrower agrees to pay all fees associated with the New Ratable Commitments including any amounts due under Section 3.05 in connection with any reallocation of Term Benchmark Loans.
(iv)    On the effective date of any New Term Commitments of any Series, (a) each New Term Bank of such Series shall make a New Term Loan to the Borrower in an amount equal to its New Term Commitment of such Series, and (b) each New Term Bank of such Series shall become a Bank hereunder with respect to the New Term Commitments of such Series and the New Term Loans of such Series made pursuant thereto. Any New Term Loans made on such effective date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.
(v)    The terms and provisions of the New Ratable Loans and New Ratable Commitments shall be identical to the then existing Ratable Loans and Loan Commitments. The terms of any New Term Loans of any Series made hereunder (a) shall not provide for any amortization payments on or prior to the Maturity Date, but may permit voluntary prepayments, (b) shall provide that the applicable New Term Loan maturity date of each Series shall be no earlier than the Maturity Date, (c) shall rank pari passu to the other Loans hereunder and (d) subject to paragraph (c)(ii) above, shall include such other terms and pricing as may be agreed by the Borrower, the Administrative Agent and the New Term Banks.

(vi)    Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.16(c) unless (a) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied or otherwise waived by the Banks providing such Incremental Commitments and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an authorized signatory of the Borrower, (b) the Administrative Agent shall have received a certificate of an authorized signatory of the Borrower as to the board resolutions evidencing authority for such Incremental Commitment and as to any changes to the formation documents of the Borrower since the Closing Date, (c) the Borrower shall be in pro forma compliance with the covenants set forth in Article VIII after giving effect to the Loans to be made on such date pursuant to such Incremental Commitments and the application of the proceeds therefrom as if made and applied on such date to the extent such Incremental Commitments are drawn and funded on such date, (d) the Borrower shall deliver any legal opinions reasonably requested by the Administrative Agent in connection with such Incremental Commitments, consistent with those delivered on the Closing Date, and (e) the Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent pursuant to Section 12.04 and all agreed-upon fees payable to the Administrative Agent and the New Ratable Banks or New Term Banks, as applicable, in connection with such Incremental Commitments.
(vii)    Notwithstanding the foregoing, nothing in this Section 2.16(c) shall constitute or be deemed to constitute an agreement by any Bank to provide any Incremental Commitment.
SECTION 2.17.    Letters of Credit.
(a)    Borrower, by notice to Administrative Agent and the applicable Fronting Bank, may request, in lieu of advances of proceeds of the Ratable Loans, that such Fronting Bank issue unconditional, irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of Borrower or its designee (which shall be an Affiliate or Subsidiary of Borrower) (it being understood that the issuance of a Letter of Credit for the account of a designee shall not in any way relieve Borrower of any of its obligations hereunder), payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify. Unless the applicable Fronting Bank has received written notice from the Administrative Agent, not less than one (1) Banking Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not have been satisfied, then, subject to the terms and conditions hereof, such Fronting Bank, on the requested date, shall issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in a form reasonably acceptable to such Fronting Bank and in accordance with such Fronting Bank’s usual and customary business practices; provided that there shall not at any time be more than a total of 20 Letters of Credit outstanding. Promptly upon issuance of a Letter of Credit, the applicable Fronting Bank shall notify Administrative Agent and Administrative Agent shall notify each of the Banks.
Notwithstanding anything herein to the contrary, the Fronting Banks shall have no obligation hereunder to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. In addition, a Fronting Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting Bank from issuing, amending or extending the Letter of Credit, or any Law applicable to such Fronting Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting Bank shall prohibit, or request that such Fronting Bank refrain from, the issuance, amendment or extension of letters of credit generally or the Letter of Credit in particular or shall impose upon such Fronting Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Fronting Bank is not otherwise compensated hereunder) not in effect on the Execution Date, or shall impose upon the Fronting Bank any unreimbursed loss, cost or expense which was not applicable on the Execution Date and which such Fronting Bank in good faith deems material to it or (y) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Fronting Bank applicable to letters of credit generally.
(b)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Fronting Bank) to the Fronting Bank or Fronting Banks which are being requested to issue (or has or have issued, in the case of an amendment, renewal or extension) such Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Banking Days or such shorter period as the applicable Fronting Bank shall agree to) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day), the identity of the Fronting Bank(s) selected to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (e) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Fronting Bank, Borrower also shall submit a letter of credit application on the Fronting Bank’s standard form in connection with any request for a Letter of Credit; provided that the provisions of this Agreement shall prevail if there is an inconsistency between this Agreement and such letter of credit application. The Borrower and the Fronting Banks shall use reasonable efforts, to the extent practical, to cause any Letters of Credit to be issued by the Fronting Banks on a proportionate basis in accordance with their respective Letter of Credit Commitments, although, for the avoidance of doubt, no single Letter of Credit will be required to be issued by more than one Fronting Bank unless the amount of such Letter of Credit will exceed the available Letter of Credit Commitment of the applicable Fronting Bank. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the applicable Fronting Bank at such time plus (y) the aggregate amount of all drawings under Letters of Credit issued by such Fronting Bank that have not yet been reimbursed by or on behalf of the Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) at such time shall not exceed its Letter of Credit Commitment (unless agreed to by such Fronting Bank), (ii) the aggregate LC

Exposure at such time shall not exceed $150,000,000 (as such amount may be reduced by written notice from the Borrower consistent with Section 2.16(a) so long as the outstanding Letters of Credit do not exceed such reduced amount), (iii) the amount of such Letter of Credit shall not exceed the Available Total Loan Commitment, and (iv) the amount of such Letter of Credit shall not exceed the excess of the Fronting Bank’s Loan Commitment minus the sum of the outstanding principal amount of such Fronting Bank’s Ratable Loans and LC Exposure at such time. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Fronting Bank with the consent of such Fronting Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Fronting Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) of this paragraph (b) shall not be satisfied. The amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Total Loan Commitment as provided in Section 2.01(b) (such reduction to be allocated to each Bank’s Loan Commitment ratably in accordance with the Banks’ respective Pro Rata Shares).
(c)    The amount of each Letter of Credit shall be further subject to the conditions and limitations applicable to amounts of advances set forth in Section 2.04 and except as otherwise provided in clause (b) above, the procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in the first sentence of Section 2.05.
(d)    The Fronting Bank’s issuance of each Letter of Credit shall be subject to Borrower’s satisfaction of all conditions precedent to its entitlement to an advance of proceeds of the Loans.
(e)    Each Letter of Credit shall (i) unless approved by the Administrative Agent and the applicable Fronting Bank, expire no later than the earlier of (x) fourteen (14) days prior to the Maturity Date or (y) one (1) year after the date of its issuance (without regard to any automatic renewal provisions thereof), and (ii) be in a minimum amount of One Hundred Thousand Dollars ($100,000), or such lesser amount approved by the Fronting Bank. In no event shall a Letter of Credit expire later than the first anniversary of the Maturity Date. Notwithstanding the foregoing, in the event that, with the approval of the Administrative Agent and the Fronting Bank, any Letters of Credit are issued and outstanding on the date that is fourteen (14) days prior to the Maturity Date, Borrower shall deliver to Administrative Agent on such date by wire transfer of immediately available funds a cash deposit in the amount of such Letters of Credit in accordance with the provisions of Section 2.17(i). Such funds shall be held by Administrative Agent and applied to repay the amount of each drawing under such Letters of Credit on or after the Maturity Date, if applicable. Such funds, with any interest earned thereon, will be returned to Borrower (and may be returned from time to time with respect to any applicable Letter of Credit) on the earlier of (a) the date that the applicable Letter of Credit or Letters of Credit expire in accordance with their terms; and (b) the date that the applicable Letter of Credit or Letters of Credit are cancelled.
(f)    In connection with, and as a further condition to the issuance of, each Letter of Credit, Borrower shall execute and deliver to the Fronting Bank an application for the Letter of Credit in such form, and together with such other documents, opinions and assurances, as the Fronting Bank shall reasonably require.

(g)    In connection with each Letter of Credit, Borrower hereby covenants to pay (i) to Administrative Agent, quarterly in arrears (on the fifteenth day of the month following the end of each calendar quarter following the issuance of such Letter of Credit), a fee, payable to Administrative Agent for the account of the Banks, computed daily (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) on the face amount of such Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (ii) to the Fronting Bank, payable quarterly in arrears (on the fifteenth day of the month following the end of each calendar quarter), a fee, payable to the Fronting Bank for its own account, computed daily (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) on the amount of such Letter of Credit issued and outstanding at a rate per annum equal to 0.125%. Administrative Agent shall have no responsibility for the collection of the fee for any Letter of Credit that is payable to the Fronting Bank. For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, provided no Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) equal to the Applicable Margin for Term Benchmark Loans minus 0.125% and, in the event an Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) equal to 3%. It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the fifteenth day of the month following the end of the calendar quarter of the surrender or cancellation, of such Letter of Credit.
(h)    The Fronting Bank shall promptly notify Administrative Agent of any drawing under a Letter of Credit issued by such Fronting Bank. The parties hereto acknowledge and agree that, immediately upon notice from Administrative Agent of any drawing under a Letter of Credit, each Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans, advance proceeds of its Ratable Loan as a Base Rate Loan, in an amount equal to its Pro Rata Share of such drawing, which advance shall be made to Administrative Agent for disbursement to the Fronting Bank issuing such Letter of Credit to reimburse the Fronting Bank, for its own account, for such drawing, all in satisfaction of Borrower’s obligation to reimburse such drawing. Each of the Banks further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Banks’ termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents. If any Ratable Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy law with respect to Borrower), then Borrower shall immediately reimburse such drawing by paying to the Administrative Agent the amount of such drawing and each of the Banks shall purchase (on the date such Ratable Loan would otherwise have been made) from the Fronting Bank a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing.
(i)    Borrower agrees, upon and during the continuance of an Event of Default and at the request of Administrative Agent or the Required Banks (or automatically upon an Event of Default under Section 9.01(5)), (x) to deposit with Administrative Agent cash collateral in the amount of all the outstanding Letters of Credit, which cash collateral is hereby pledged and shall be held by Administrative Agent for the benefit of the Banks and the Fronting Banks in an account as security for Borrower’s obligations in connection with the Letters of Credit and (y) to execute and deliver to Administrative Agent such documents as Administrative Agent requests to confirm and perfect the assignment of such cash collateral and such account to Administrative Agent for the benefit of the Banks. Any such cash collateral deposited with Administrative Agent shall be returned immediately to Borrower upon the cure of such Event of Default.
(j)    It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all the Banks party hereto that on the Execution Date, the letters of credit previously issued by Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., U.S. Bank National Association and/or PNC Bank, National Association as “Fronting Bank” under the Existing 2021 Credit Agreement and listed on Schedule 2.17(j) attached hereto shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.
(k)    A Fronting Bank may be replaced at any time by written agreement in a form reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank. In addition, the Borrower, by written agreement in a form reasonably satisfactory to the Administrative Agent among Borrower, Administrative Agent and a Bank delivered to Administrative Agent, may designate such Bank as an additional Fronting Bank with such Letter of Credit Commitment as may be agreed on between such Bank and the Borrower provided that the sum of (x) all Letter of Credit Commitments plus (y) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (z) the aggregate amount of all drawings under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) shall not exceed $150,000,000 (and the Letter of Credit Commitment of each other Fronting Bank shall be reduced pro rata by the amount of the additional Fronting Bank’s Letter of Credit Commitment). The Administrative Agent shall notify the Banks of any such replacement of the Fronting Bank and any additional Fronting Bank. At the time any such replacement of a Fronting Bank shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.17(g). From and after the effective date of any such replacement or addition of a Fronting Bank, (x) the successor or additional (as applicable) Fronting Bank shall have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Fronting Bank” shall be deemed to refer to such successor or additional Fronting Bank, or to any previous Fronting Bank, or to such successor or additional, and all previous, Fronting Banks and all other Fronting Banks, as the context shall require. After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance by Administrative Agent and Borrower of a successor Fronting Bank, any Fronting Bank may resign as a Fronting Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Banks, in which case, such Fronting Bank shall be replaced as provided above.
(l)    The Borrower’s obligation to reimburse drawings under Letters of Credit as provided in paragraph (h) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any

Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Banks nor the Fronting Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Fronting Bank; provided that the foregoing shall not be construed to excuse the Fronting Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Fronting Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Fronting Bank (as finally determined by a court of competent jurisdiction), the Fronting Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Fronting Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(m)    Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary or Affiliate of the Borrower, or states that a Subsidiary or Affiliate of the Borrower is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Fronting Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary or Affiliate in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Fronting Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary or Affiliate in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries and Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries and Affiliates.

SECTION 2.18.    Extension Option. Borrower may extend the Maturity Date two (2) times only for a period of six (6) months per extension upon satisfaction of the following terms and conditions for each extension: (i) delivery by Borrower of a written notice to Administrative Agent (an “Extension Notice”) on or before a date that is not more than one hundred twenty (120) days nor less than one (1) month prior to the then-scheduled Maturity Date, which Extension Notice Administrative Agent shall promptly deliver to the Banks, which Extension Notice shall include a certification dated as of the date of such Extension Notice signed by a duly authorized signatory of Borrower, stating, to the best of the certifying party’s knowledge, (x) all representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the date of such Extension Notice (except in those cases where such representation or warranty expressly relates to an earlier date, in which case such representations and warranties were true and correct as of such date, and except for changes in factual circumstances not prohibited under the Loan Documents), and (y) no Event of Default has occurred and is continuing; (ii) no Event of Default shall have occurred and be continuing on the original Maturity Date (an “Extension Date”); and (iii) Borrower shall pay to Administrative Agent on or before such Extension Date a fee equal to 0.075% of the Total Loan Commitment on such Extension Date for each extension, which fee shall be distributed by Administrative Agent pro rata to each of the Banks based on each Bank’s Pro Rata Share. Borrower’s delivery of an Extension Notice shall be irrevocable.
ARTICLE III

YIELD PROTECTION; ILLEGALITY; ETC.
SECTION 3.01.    Additional Costs. Borrower shall pay directly to each Bank and Fronting Bank from time to time on demand such amounts as such Bank or Fronting Bank may reasonably determine to be necessary to compensate it for any increased costs which such Bank or Fronting Bank determines are attributable to its making or maintaining any Loan, or its obligation to issue, maintain or participate in any Letter of Credit, or its obligation to make or maintain any Loan, or its obligation to Convert any Loan hereunder, or any reduction in any amount receivable by such Bank or Fronting Bank hereunder in respect of its Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
(1)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(2)    (other than to the extent any reserve requirement is taken into account in determining the Adjusted Term SOFR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, liquidity, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any Term Benchmark Loan or RFR Loan), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or
(3)    imposes any other condition, cost or expense (other than Taxes) affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.
The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.
Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.
Notwithstanding anything contained in this Article III to the contrary, Borrower shall only be obligated to pay any amounts due under this Section 3.01 or under Section 3.06 if, and a Bank shall not exercise any right under this Section 3.01 or Sections 3.02, 3.03, 3.04 or 3.06 unless, the applicable Bank has certified that it is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers. In addition, Borrower shall not be obligated to compensate any Bank under any such provision for any amounts attributable to any period which is more than nine (9) months prior to such Bank’s delivery of notice thereof to Borrower (except that if a Regulatory Change is retroactive, then such period shall be extended to include the period of retroactive effect, provided that such Bank delivered notice thereof to Borrower no later than nine (9) months after the date on which the Regulatory Change with such retroactive effect was made).
For purposes of this Section 3.01, the term “Bank” includes any Fronting Bank.
SECTION 3.02.    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.02, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Effective SOFR or the Adjusted Daily Effective SOFR Rate; or
(ii)    the Administrative Agent is advised by the Required Banks that (A) prior to the commencement of any Interest Period for a Term Benchmark Loan, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) for such Interest Period or (B) at any time, the Adjusted Daily Effective SOFR Rate will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan);
then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice of Election, Conversion or Continuation in accordance with the terms of Section 2.14 or a new borrowing request in accordance with the terms of Section 2.05, (1) any notice of Election, Conversion or Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a Term Benchmark Loan and any borrowing request that requests a Term Benchmark Loan shall instead be deemed to be a notice of Election, Conversion or Continuation or a borrowing request, as applicable, for (x) an RFR Loan so long as the Adjusted Daily Effective SOFR Rate is not also the subject of Section 3.02(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Effective SOFR Rate also is the subject of Section 3.02(a)(i) or (ii) above and (2) any borrowing request that requests an RFR Loan shall instead be deemed to be a borrowing request, as applicable, for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then all other Types of Loans shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.02(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice of Election, Conversion or Continuation in accordance with the terms of Section 2.14 or a new borrowing request in accordance with the terms of Section 2.05, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Banking Day if such day is not a Banking Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Effective SOFR Rate is not also the subject of Section 3.02(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Effective SOFR Rate also is the subject of Section 3.02(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Banking Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming

Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Loan conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) an RFR Loan or conversion to RFR Loans during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a (1) Term Benchmark Loan into a request for a borrowing of or conversion to (A) an RFR Loan so long as the Adjusted Daily Effective SOFR Rate is not the subject of a Benchmark Transition Event or (B) a Base Rate Loan if the Adjusted Daily Effective SOFR Rate is the subject of a Benchmark Transition Event or (2) an RFR Loan into a request for a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Banking Day if such day is not a Banking Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Effective SOFR Rate is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Effective SOFR Rate is the subject of a Benchmark Transition Event, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.
SECTION 3.03.    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a Term Benchmark Loan or a RFR Loan hereunder, to allow Elections or Continuations of a Term Benchmark Loan or a RFR Loan or to Convert a Base Rate Loan into a Term Benchmark Loan or a RFR Loan, or to Convert a RFR Loan into a Term Benchmark Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a Term Benchmark Loan or a RFR Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a Term Benchmark Loan or a RFR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a Term Benchmark Loan or a RFR Loan.
SECTION 3.04.    Treatment of Affected Loans. If the obligations of any Bank to make or maintain a Term Benchmark Loan or a RFR Loan, or to permit an Election of a Term Benchmark Loan or a RFR Loan, to Continue its Term Benchmark Loan, or to Convert its Base Rate Loan into a Term Benchmark Loan or a RFR Loan, are suspended pursuant to Section 3.01 or 3.03 (each Term Benchmark Loan or RFR Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion or conversion resulting from Section 3.03 or a Conversion of a RFR Loan, on such earlier date as such Bank may specify to Borrower).
To the extent that such Bank’s Affected Loan has been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan and such Bank shall have no obligation to Convert its Base Rate Loan into a Term Benchmark Loan or a RFR Loan.
SECTION 3.05.    Certain Compensation. Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank reasonably determines is attributable to:
(1)    any payment or prepayment of a Term Benchmark Loan made by such Bank, or any Conversion of a Term Benchmark Loan made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise;

(2)    any failure by Borrower for any reason to Convert a Term Benchmark Loan, a RFR Loan or a Base Rate Loan or to Continue a Term Benchmark Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14;
(3)    any failure by Borrower to borrow a Term Benchmark Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 given or submitted by Borrower; or
(4)    any failure by Borrower to prepay a Term Benchmark Loan on the date specified in a notice of prepayment.
A certificate of any Bank as to the determination of the amounts payable pursuant to this Section shall be conclusive absent manifest error.
The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.
SECTION 3.06.    Capital Adequacy. If any Bank or Fronting Bank shall have determined that, after the date hereof, due to any Regulatory Change or the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank or Fronting Bank (or its Parent) as a consequence of such Bank’s or Fronting Bank’s obligations hereunder to a level below that which such Bank or Fronting Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank or Fronting Bank to be material, then from time to time, within thirty (30) days after demand by such Bank or Fronting Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank or Fronting Bank such additional amount or amounts as will compensate such Bank or Fronting Bank (or its Parent) for such reduction. Each Bank and Fronting Bank shall allocate such cost increases and reductions among its customers in its discretion reasonably exercised in good faith; provided that in no event shall any Bank or Fronting Bank be obligated to disclose any information relating to its costs that it deems confidential. A certificate of any Bank or Fronting Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error. The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.07.    Substitution of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a Term Benchmark Loan or RFR Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, (iii) has any increased costs as described in Section 3.06, (iv) requires the Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13, or (v) becomes a Defaulting Lender, Borrower may, within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07 (provided (A) such 90-day limit shall not be applicable for a Defaulting Lender and (B) such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Loans and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice. After its replacement, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to its replacement.
In the event Borrower opts to give the Replacement Notice described in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs, Indemnified Taxes or other amounts in question or the effect of the circumstances described in Section 3.03, in clause (2) of Section 3.02 or in Section 3.06 or the Affected Bank shall continue to be a Defaulting Lender, then, so long as no Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.16(a)) terminate the Affected Bank’s entire Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Loans, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 or 10.13. After any termination as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.
In the event Borrower opts to give the Replacement Notice described in clause (y) above, and if Administrative Agent shall promptly (and in any event, within thirty (30) days of its receipt of the Replacement Notice), notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent, then the Affected Bank shall, so long as no Event of Default shall exist, assign its Loans and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount of the Affected Bank’s Loans plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 and 10.13. Upon the effective date of such assignment and assumption, the

Replacement Bank shall become a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, a substitute Ratable Loan Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Ratable Loan Note. The obligations evidenced by such substitute note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents. If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from, or reduction of, deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13. After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such assignment.
Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.
SECTION 3.08.    Obligation of Banks to Mitigate. Each Bank agrees that, as promptly as practicable after such Bank has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 3.01, 3.02, 3.03, 3.06 or 10.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts at the cost and expense of the Borrower (i) to make, issue, fund, or maintain the Loan Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if as a result thereof the circumstances that would cause such Bank to be an Affected Bank would cease to exist or the additional amounts that would otherwise be required to be paid to such Bank pursuant to Sections 3.01, 3.02, 3.03, 3.06 or 10.13 would be reduced and if, as reasonably determined by such Bank in its sole discretion, the making, issuing, funding, or maintaining of such Loan Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan Commitment or Loans or would not be otherwise disadvantageous to the interests of such Bank.
ARTICLE IV

CONDITIONS PRECEDENT
SECTION 4.01.    Conditions Precedent to the Loans. The obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance are subject to the condition precedent that Administrative Agent shall have received on or before the Execution Date (other than with respect to paragraphs (11) and (14) below, which shall be required by the Closing Date) each of the following documents, and each of the following requirements shall have been fulfilled:

(1)    Fees and Expenses. The payment of all fees and expenses owed to or incurred by Administrative Agent in connection with the origination of the Loans (including, without limitation, the reasonable fees and expenses of legal counsel);
(2)    Note. A Ratable Loan Note for each Bank, unless not requested by such Bank, duly executed by Borrower;
(3)    Financial Statements. Audited Borrower’s Consolidated Financial Statements as of and for the year ended December 31, 2023;
(4)    Certificates of Limited Partnership/Trust. A copy of the Certificate of Limited Partnership for Borrower and a copy of the articles of trust of General Partner, each certified by the appropriate Secretary of State or equivalent state official;
(5)    Agreements of Limited Partnership/Bylaws. A copy of the Agreement of Limited Partnership for Borrower and a copy of the bylaws of General Partner, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date;
(6)    Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of (i) Borrower and (ii) General Partner;
(7)    Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower and General Partner maintain their principal places of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for (i) Borrower and (ii) General Partner;
(8)    Resolutions. A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner, certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner hereunder on behalf Borrower;
(9)    Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of General Partner and dated the Execution Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder;
(10)    Solvency Certificate. A Solvency Certificate, duly executed, from Borrower;
(11)    Opinion of Counsel for Borrower. Favorable opinions, dated as of the Closing Date, from counsels for Borrower and General Partner, as to such matters as Administrative Agent may reasonably request;

(12)    Authorization Letter. The Authorization Letter, duly executed by Borrower;
(13)    Intentionally Omitted.
(14)    Request for Advance. A request for an advance in accordance with Section 2.05;
(15)    Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Execution Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:
(a)    All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Execution Date as though made on and as of such date, and
(b)    No Default or Event of Default has occurred and is continuing;
(16)    Compliance Certificate. A certificate of the sort required by paragraph (3) of Section 6.09;
(17)    Insurance. Evidence of the insurance described in Section 5.17; and
(18)    KYC Information. (A) The Administrative Agent and the Banks shall have received all documentation and other information about the Borrower as shall have been reasonably requested by the Administrative Agent or such Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Bank that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).
SECTION 4.02.    Conditions Precedent to Advances After the Initial Advance. The obligation of each Bank to make any advance of the Loans or issue, renew or increase the amount of any Letter of Credit subsequent to the Initial Advance shall be subject to satisfaction of the following conditions precedent:
(1)    No Default or Event of Default shall have occurred and be continuing;
(2)    Each of the representations and warranties of Borrower contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Change” or similar language, in all respects) as of the date of the advance, issuance, renewal or increase, except (i) for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty was true and correct in all material respects (or, in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Change” or similar language, in all respects) as of such earlier date and (ii) to the extent of any changes (x) resulting from transactions contemplated by this Agreement, (y) resulting from transactions and occurrences not prohibited by this Agreement and (z) occurring in the ordinary course of business; and
(3)    Administrative Agent shall have received a request for an advance in accordance with Section 2.05.
SECTION 4.03.    Deemed Representations. Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans or the issuance, renewal or increase of any Letter of Credit, shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance, issuance, renewal or increase (1) no Default or Event of Default has occurred and is continuing as of the date of such advance, issuance, renewal or increase, and (2) each of the representations and warranties by Borrower contained in this Agreement and in each of the other Loan Documents is true and correct in all material respects (or in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Change” or similar language, in all respects) on and as of such date with the same effect as if made on and as of such date, except (i) for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty was true and correct in all material respects (or, in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Change” or similar language, in all respects) as of such earlier date and (ii) to the extent of any changes (x) resulting from transactions contemplated by this Agreement, (y) resulting from transactions and occurrences not prohibited by this Agreement and (z) occurring in the ordinary course of business. In addition, the request by Borrower for, and acceptance by Borrower of, the Initial Advance shall constitute a representation and warranty by Borrower that, as of the Closing Date, each certificate delivered pursuant to Section 4.01 is true and correct in all material respects.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent and each Bank as follows:
SECTION 5.01.    Existence. Borrower is a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal executive office in the State of New York, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. Each of its Consolidated Businesses is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns property or conducts business, except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. General Partner is a REIT duly organized and existing under the laws of the State of Maryland, with its principal executive office in the State of New York, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change. The common shares of beneficial interest of General Partner are listed on the New York Stock Exchange.
SECTION 5.02.    Corporate/Partnership Powers. The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower hereunder are within its partnership authority, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational documents of such entity, or any instrument or agreement to which Borrower or General Partner is a party or by which Borrower, General Partner or any of their respective assets may be bound or affected (which conflict with any such instrument or agreement would likely cause a Material Adverse Change).
SECTION 5.03.    Power of Officers. The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.
SECTION 5.04.    Power and Authority; No Conflicts: Compliance With Laws. The execution and delivery of, and the performance of the obligations required to be performed by Borrower under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, except for such violations, or filings, registrations, consents and approvals which if not done or obtained would not likely cause a Material Adverse Change to occur, (b) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained or which if not obtained are not likely to cause a Material Adverse Change to occur, (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired which would likely cause a Material Adverse Change to occur, or (d) cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument which would likely cause a Material Adverse Change to occur; to the best of its knowledge, Borrower is in compliance with all Laws applicable to it and its properties where the failure to be in compliance would cause a Material Adverse Change to occur.
SECTION 5.05.    Legally Enforceable Agreements. Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, as well as general principles of equity and an implied covenant of good faith and fair dealing.

SECTION 5.06.    Litigation. Except as disclosed in General Partner’s SEC Reports existing as of the date hereof, there are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i) have a material effect on Borrower’s ability to repay the Loans, (ii) result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.
SECTION 5.07.    Good Title to Properties. Borrower and each of its Material Affiliates have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the financial statements referred to in Sections 4.01(3) and 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Affiliate’s businesses, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement) except where failure to comply with the foregoing would not likely result in a Material Adverse Change. Borrower and its Material Affiliates enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.
SECTION 5.08.    Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest or where the failure to comply with the foregoing would not likely result in a Material Adverse Change.
SECTION 5.09.    ERISA. To the knowledge of Borrower, each Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan that, assuming the taxable period of the transaction expired as of the date hereof, could subject Borrower, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA in an amount that would reasonably be expected to result in a Material Adverse Change; except as would not likely result in a Material Adverse Change, no Reportable Event has occurred with respect to any Plan within the last six (6) years; except as would not likely result in a Material Adverse Change, no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; to the knowledge of Borrower, there are no circumstances which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; except as would not likely result in a Material Adverse Change, Borrower, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA with respect to the Plans of each and except as disclosed in the Borrower’s Consolidated Financial Statements there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan; and except as would not likely result in a Material Adverse Change, Borrower, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA) which is due and payable for more than 45 days and has not been reserved against. None of the assets of Borrower or General

Partner under this Agreement constitute “plan assets” (within the meaning of C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code.
SECTION 5.10.    No Default on Outstanding Judgments or Orders. Borrower has satisfied all judgments which are not being appealed and is not in default with respect to any rule or regulation or any judgment, order, writ, injunction or decree applicable to Borrower, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which failure to satisfy or which being in default is likely to result in a Material Adverse Change.
SECTION 5.11.    No Defaults on Other Agreements. Except as disclosed to the Bank Parties in writing or as disclosed in General Partner’s SEC Reports existing as of the date hereof, Borrower, to the best of its knowledge, is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of its knowledge, Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.
SECTION 5.12.    Government Regulation. Neither Borrower nor General Partner is or is required to be registered as an “investment company”, or subject to regulation, under the Investment Company Act of 1940.
SECTION 5.13.    Environmental Protection. To Borrower’s knowledge, except as disclosed in General Partner’s SEC Reports existing as of the date hereof, none of Borrower’s or its Affiliates’ properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower or any Material Affiliates that is likely to result in a Material Adverse Change. To Borrower’s knowledge, neither it nor any Material Affiliates are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.
SECTION 5.14.    Solvency. Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.
SECTION 5.15.    Financial Statements. Borrower’s Consolidated Financial Statements most recently delivered to the Banks prior to the date of this Agreement are in all material respects complete and fairly present the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP. There has been no Material Adverse Change since the date of such most recently delivered Borrower’s Consolidated Financial Statements or if any of Borrower’s Consolidated Financial Statements have been delivered pursuant to Section 6.09(1) or (2) subsequent to the date of this Agreement, there has been no Material Adverse Change since the date of Borrower’s Consolidated Financial Statements most recently delivered pursuant to one of such sections.

SECTION 5.16.    Valid Existence of Affiliates. Each Material Affiliate is an entity duly organized and existing in good standing under the laws of the jurisdiction of its formation. As to each Material Affiliate, its correct name, the jurisdiction of its formation, Borrower’s direct or indirect percentage of beneficial interest therein, and the type of business in which it is primarily engaged, are set forth on EXHIBIT F. Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted. Each Material Affiliate is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would likely cause a Material Adverse Change to occur.
SECTION 5.17.    Insurance. Each of Borrower and each of its Material Affiliates has in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.
SECTION 5.18.    Accuracy of Information; Full Disclosure. (a) Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith) or certified as being true and correct by or on behalf of the Borrower to the Administrative Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so certified) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing or that is not included in General Partner’s SEC Reports that materially affects adversely or, so far as Borrower can now reasonably foresee, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.
(b)    As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date (if any) to any Bank in connection with this Agreement is true and correct in all respects.
SECTION 5.19.    Use of Proceeds. All proceeds of the Loans will be used by Borrower for any purpose permitted by law, including, without limitation, working capital and other general corporate purposes. Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate the provisions of Regulations T, U, or X of the Federal Reserve Board. None of the General Partner, the Borrower or their Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purposes of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulations T, U and X of the Federal Reserve Board.

SECTION 5.20.    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not likely result in a Material Adverse Change and those which will be made in due course as SEC disclosure filings.
SECTION 5.21.    Principal Offices. As of the Execution Date, the principal office, chief executive office and principal place of business of Borrower is 888 Seventh Avenue, New York, New York 10106.
SECTION 5.22.    General Partner Status
(1)    General Partner is qualified and General Partner intends to continue to qualify as a REIT.
(2)    As of the date hereof, the General Partner owns no assets other than ownership interests in Borrower or as disclosed on Schedule 2A attached hereto.
(3)    The General Partner is neither the borrower nor guarantor of any Debt except as disclosed on Schedule 3 attached hereto.
SECTION 5.23.    Labor Matters. Except for collective bargaining agreements disclosed on EXHIBIT G and Multiemployer Plans named in such collective bargaining agreements, (i) as of the date hereof, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate and (ii) neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which would likely result in a Material Adverse Change.
SECTION 5.24.    Organizational Documents. The documents delivered pursuant to Section 4.01(4) and (5) constitute, as of the Execution Date, all of the organizational documents of the Borrower and General Partner. Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such documents. General Partner is the general partner of the Borrower. General Partner holds (directly or indirectly) not less than ninety percent (90%) of the ownership interests in Borrower as of the Execution Date.
SECTION 5.25.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Borrower its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the General Partner, the Borrower, any Subsidiary or any of their respective directors, trustees, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned

Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
SECTION 5.26.    Affected Financial Institutions. Neither Borrower nor any of its Subsidiaries is an Affected Financial Institution.
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any of the Loans shall remain unpaid or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank hereunder or under any other Loan Document or any Letter of Credit remains outstanding, Borrower shall:
SECTION 6.01.    Maintenance of Existence. Preserve and maintain its legal existence and, if applicable, good standing in its jurisdiction of organization and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify would not likely result in a Material Adverse Change.
SECTION 6.02.    Maintenance of Records. Keep adequate records and books of account, in which entries will be made in accordance with GAAP in all material respects, except as disclosed in Borrower’s financial statements.
SECTION 6.03.    Maintenance of Insurance. At all times, maintain and keep in force, and cause each of its Material Affiliates to maintain and keep in force, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from coverage thereof.
SECTION 6.04.    Compliance with Laws: Payment of Taxes. Comply in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest or the failure to so comply would not cause a Material Adverse Change. The Borrower will maintain in effect and enforce policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 6.05.    Right of Inspection. At any reasonable time and from time to time upon reasonable notice, but not more frequently than twice in any 12-month period provided that no Event of Default shall have occurred and be continuing, permit Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with the independent accountants of Borrower. The request by any Bank or agent or representative thereof for such an inspection shall be made to the Administrative Agent and the

Administrative Agent promptly shall notify all the Banks of such request (or if the Administrative Agent shall have requested the same on its behalf, the Administrative Agent shall notify all the Banks thereof) and any Bank that shall so desire may accompany Administrative Agent or such Bank, or such representative on such examination.
SECTION 6.06.    Compliance With Environmental Laws. Comply in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest or the failure to so comply would not likely cause a Material Adverse Change.
SECTION 6.07.    Payment of Costs. Pay all fees and expenses of the Administrative Agent required by this Agreement.
SECTION 6.08.    Maintenance of Properties. Do all things reasonably necessary to maintain, preserve, protect and keep its and its Affiliates’ properties in good repair, working order and condition except where the failure to do so would not result in a Material Adverse Change.
SECTION 6.09.    Reporting and Miscellaneous Document Requirements. Furnish to Administrative Agent (which shall promptly distribute to each of the Banks)
(1)    Annual Financial Statements. As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2024, the Borrower’s Consolidated Financial Statements as of the end of and for such Fiscal Year, audited by Borrower’s Accountants; provided, however, that such Consolidated Financial Statements need not be separately furnished to Administrative Agent if they are publicly filed and available prior to the end of such 95-day period as part of the annual form 10-K filings with the SEC of Borrower;
(2)    Quarterly Financial Statements. As soon as available and in any event within fifty (50) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), commencing with the fiscal quarter ending March 31, 2024, the unaudited Borrower’s Consolidated Financial Statements as of the end of and for such calendar quarter, reviewed by Borrower’s Accountants; provided, however, that such Consolidated Financial Statements need not be separately furnished to Administrative Agent if they are publicly filed and available prior to the end of such 50-day period as part of the annual form 10-Q filings with the SEC of Borrower for the applicable calendar quarter;
(3)    Certificate of No Default and Financial Compliance. Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate of the chief financial officer or other appropriate financial officer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is being taken with respect thereto; (b) stating that the covenants contained in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth all items comprising Total Outstanding Indebtedness (including amount, maturity, interest rate and amortization requirements), Capitalization Value, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; and (d) only at the end of each Fiscal Year an estimate of Borrower’s taxable income;
(4)    Certificate of Borrower’s Accountants. Within ninety-five (95) days after the end of each Fiscal Year, a report with respect thereto of Borrower’s Accountants, which report shall be unqualified, except as provided in the second sentence of this clause (4), and shall state that such financial statements fairly present the consolidated financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for changes which shall have been disclosed in the notes to the financial statements). In the event that such report is qualified, a copy of the Borrower’s Accountants’ communications with those charged with governance or any similar report delivered to the General Partner or to any officer or employee thereof by Borrower’s Accountants in connection with such financial statements (which letter or report shall be subject to the confidentiality limitations set forth herein), as well as a statement of Borrower’s Accountants to the effect that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Article VIII, insofar as they relate to financial and accounting matters.
(5)    Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting Borrower which, if determined adversely to Borrower is likely to result in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;
(6)    Notice of ERISA Events. Promptly after the occurrence thereof, notice of any action or event described in clauses (c) or (d) of Section 9.01(7);
(7)    Notices of Defaults and Events of Default. As soon as possible and in any event within fifteen (15) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;
(8)    Sales or Acquisitions of Assets. Promptly after the occurrence thereof, written notice of any Disposition or acquisition of an individual asset (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of One Billion Dollars ($1,000,000,000);
(9)    Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports, written notice thereof;
(10)    Bankruptcy of Tenants. Promptly after becoming aware of the same, written notice of the bankruptcy, insolvency or cessation of operations of any tenant in any Real Property Asset of Borrower or in which Borrower has an interest to which four percent (4%) or more of aggregate annual minimum rent payable to Borrower directly or through its Consolidated Businesses or UJVs is attributable;
(11)    Offices. Thirty (30) days’ prior written notice of any change in the principal executive office of Borrower;
(12)    Environmental and Other Notices. As soon as possible and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to a previously undisclosed situation which is likely to result in a Material Adverse Change;
(13)    Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;
(14)    Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or General Partner sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower or General Partner files with the SEC or any Governmental Authority which may be substituted therefor, or with any national securities exchange; provided, however, that such statements and reports need not be separately furnished to Administrative Agent if they are publicly filed and available with the SEC;
(15)    Capital Expenditures. If reasonably requested by the Administrative Agent, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for each Consolidated Business that is a Real Property Business;
(16)    Change in Borrower’s Credit Rating or Beneficial Ownership. Within two (2) Banking Days after Borrower’s receipt of notice of any change in Borrower’s Credit Rating, written notice of such change, and prompt notice of any change in the information provided in any Beneficial Ownership Certification delivered to any Bank that would result in a change to the list of beneficial owners identified in such certification; and
(17)    Pricing Certificate Inaccuracy. Promptly following obtaining actual knowledge thereof, notice of a Pricing Certificate Inaccuracy;
(18)    General Information. Promptly, (a) such other information respecting the condition or operations, financial or otherwise (including information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know-your-customer” requirements, Anti-Corruption Laws, including the Patriot Act, and the Beneficial Ownership Regulation), of Borrower or any

properties of Borrower as Administrative Agent or any Bank may from time to time reasonably request and (b) such other non-confidential and non-privileged information regarding sustainability matters and practices of the Borrower (including with respect to sustainability initiatives or strategy, corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Bank may reasonably request for purposes of compliance with any legal or regulatory requirement or internal policies applicable to it.
ARTICLE VII

NEGATIVE COVENANTS
So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank hereunder or under any other Loan Document or any Letter of Credit remains outstanding, Borrower shall not do any or all of the following:
SECTION 7.01.    Mergers, Etc. Without the Required Banks’ consent (which shall not be unreasonably withheld) merge or consolidate with (except where Borrower or General Partner is the surviving entity, or in a transaction of which the purpose is to redomesticate such entity in another United States jurisdiction, and no Default or Event of Default has occurred and is continuing (except where such Default or Event of Default shall be cured concurrently with the effectuation of such merger, consolidation or transaction)), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions, including pursuant to a limited liability company division described below) Borrower’s or General Partner’s assets substantially as an entirety (whether now owned or hereafter acquired), or if Borrower or General Partner changes its form of organization to a limited liability company, divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise), or enter into any agreement to do any of the foregoing (unless Borrower’s obligation to close thereunder is conditioned on obtaining the Required Banks’ consent). Without the Required Banks’ consent (which shall not be unreasonably withheld) neither Borrower nor General Partner shall liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business.
SECTION 7.02.    Distributions.
Distribute cash and other property to the General Partner except only in anticipation of payment by the General Partner of dividends to its shareholders.
SECTION 7.03.    Amendments to Organizational Documents.
(a)    Amend Borrower’s agreement of limited partnership or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld. Without limitation of the foregoing, no Person shall be admitted as a general partner of the Borrower other than General Partner.

(b)    Make any “in-kind” transfer of any of Borrower’s property or assets to any of Borrower’s constituent partners if such transfer would result in an Event of Default, without, in each case, the Required Banks’ consent, which consent shall not be unreasonably withheld.
SECTION 7.04.    Use of Proceeds and Letters of Credit. Request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, trustees, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VIII

FINANCIAL COVENANTS
So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank under this Agreement or under any other Loan Document or any Letter of Credit remains outstanding, Borrower shall not permit or suffer:
SECTION 8.01.    [Intentionally Omitted].
SECTION 8.02.    Ratio of Total Outstanding Indebtedness to Capitalization Value. Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value, each measured as of the most recently ended calendar quarter; for purposes of this covenant, (i) Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Outstanding Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to redeem such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents, and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is adjusted under clause (i); for purposes of determining Capitalization Value for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions and lending transactions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA, and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000; and for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.03.    Intentionally Omitted

SECTION 8.04.    Ratio of Combined EBITDA to Fixed Charges. The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended calendar quarter, to be less than 1.40 to 1.00.
SECTION 8.05.    Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense. The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended calendar quarter, to be less than 1.75 to 1.00.
SECTION 8.06.    Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets. Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets, each measured as of the most recently ended calendar quarter for purposes of this covenant, (i) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to redeem such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose (the “Unsecured Indebtedness Adjustment”), and (ii) Capitalization Value shall be adjusted by deducting therefrom the Unsecured Indebtedness Adjustment; for purposes of determining Capitalization Value of Unencumbered Assets for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions and lending transactions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000; and for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom any Unrestricted Cash and Cash Equivalents used to determine the Secured Indebtedness Adjustment in Section 8.07 and be without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.07.    Ratio of Secured Indebtedness to Capitalization Value. The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended calendar quarter, to exceed 50%; for purposes of this covenant, (i) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Indebtedness that by its terms is either (1) scheduled to mature on (including by reason of the election of the borrower of such debt to redeem such debt prior to its maturity) or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose (the “Secured Indebtedness Adjustment”), and (ii) Capitalization Value shall be adjusted by deducting therefrom the Secured Indebtedness Adjustment; for purposes of determining Capitalization Value for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions and lending transactions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000; and for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom any Unrestricted Cash and Cash Equivalents used to determine the Unsecured Indebtedness Adjustment in Section 8.06 and be

without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.08.    Debt of the General Partner. Notwithstanding anything contained herein to the contrary, any Debt of the General Partner shall be deemed to be Debt of the Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth in this Article VIII.
ARTICLE IX

EVENTS OF DEFAULT
SECTION 9.01.    Events of Default. Any of the following events shall be an “Event of Default”:
(1)    If Borrower shall fail to pay the principal of any Loans or reimburse any drawing on a Letter of Credit as and when due; or fail to pay interest accruing on any Loans as and when due and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) days after notice by Administrative Agent of such failure to pay;
(2)    If any representation or warranty made or deemed made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;
(3)    If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Section 6.01 (with respect to the legal existence of the Borrower), Section 6.09(7), Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; provided, however, that, in no event, is the foregoing intended to effect an extension of the Maturity Date;
(4)    If Borrower shall fail (a) to pay any Debt (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are recourse to Borrower solely for fraud, misappropriation, environmental liability and other normal and customary bad-act carveouts to nonrecourse obligations) the Recourse portion of which to Borrower is an amount equal to or greater than Fifty Million Dollars ($50,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt; it being understood with respect to the foregoing clauses (i) and (ii) that a waiver or cure of the failure to perform or observe under any other credit facility (or any amendment related thereto) that has been acknowledged or agreed by the obligee of such Debt shall not result in an Event of Default being outstanding pursuant to this Agreement), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment, repurchase or defeasance), prior to the stated maturity thereof;
(5)    If either Borrower or General Partner shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture by any governmental entity; (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more;
(6)    If one or more judgments, decrees or orders for the payment of money in excess of Fifty Million Dollars ($50,000,000) in the aggregate shall be rendered against Borrower or General Partner, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;
(7)    If any of the following events shall occur or exist with respect to any Plan: (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) a condition exists which gives rise to imposition of a lien under Section 412(n) or (f) of the Code on Borrower, General Partner or any ERISA Affiliate, and in each case above, if either (1)

such event or conditions, if any, result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed Twenty Million Dollars ($20,000,000), and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days after the date upon which such amount became due and payable or (2) such event or conditions, if any, is reasonably likely to result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed Twenty Million Dollars ($20,000,000) and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of the Administrative Agent, for a period of forty-five (45) consecutive days after the later of (x) the date upon which such amount became due and payable and (y) notice from the Administrative Agent;
(8)    If General Partner shall fail at any time to (i) maintain at least one class of its common shares which has trading privileges on the New York Stock Exchange or the American Stock Exchange or is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) maintain its status as a self-directed and self-administered REIT, and in either case such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof;
(9)    If General Partner acquires any material assets other than additional interests in Borrower or as permitted by Borrower’s partnership agreement and shall fail to dispose of any such material asset for thirty (30) consecutive calendar days after notice thereof;
(10)    If at any time assets of the Borrower or General Partner constitute plan assets for ERISA purposes (within the meaning of C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA); or
(11)    A default beyond applicable notice and grace periods (if any) under any of the other Loan Documents.
SECTION 9.02.    Remedies. If any Event of Default shall occur and be continuing, Administrative Agent shall, upon request of the Required Banks, by notice to Borrower, (1) terminate the Loan Commitments, whereupon the Loan Commitments shall terminate and the Banks shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the Loans, all interest thereon, and all other Obligations payable under this Agreement to be forthwith due and payable, whereupon such balance, all such interest, and all such Obligations due under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; (3) require that the Borrower provide cash collateral for Letters of Credit as required by Section 2.17(i); and/or (4) exercise any remedies provided in any of the Loan Documents or by law; provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5), the Loan Commitments shall automatically terminate (and the Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the

Loans, all interest thereon, and all other Obligations payable under this Agreement shall automatically be and become forthwith due and payable and the obligation to provide cash collateral for Letters of Credit as provided in Section 2.17(i) shall automatically become effective, in each case, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.
SECTION 9.03.    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Banks:
(a)    all payments received on account of the Obligations shall, subject to Section 12.20, be applied by the Administrative Agent as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 12.04 and amounts pursuant to any separate fee letter payable to the Administrative Agent in its capacity as such);
(ii)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of Letters of Credit, interest and Letter of Credit fees) payable to the Banks and the Fronting Banks (including fees and disbursements and other charges of counsel to the Banks and the Fronting Banks payable under Section 12.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed payments made by a Fronting Bank pursuant to a Letter of Credit, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed payments made by a Fronting Bank pursuant to a Letter of Credit and (b) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.17(i) or Section 12.20, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Fronting Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.17(i) or Section 12.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 9.03;

(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Banks and the Fronting Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and
(b)    if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS
SECTION 10.01.    Appointment, Powers and Immunities of Administrative Agent. Each Bank and each Fronting Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Administrative Agent shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank) (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby. Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agent or attorney-in-fact. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder.
SECTION 10.02.    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a participation in any Loan or participation from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall in all cases be fully protected in acting, or in refraining from acting) hereunder in accordance with instructions signed by the Required Banks (or such other number or percentage of Banks required hereunder), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan or participation; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.05, (ii) may rely on the Register to the extent set forth in Section 12.05(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank, may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 10.03.    Defaults. Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than an Event of Default pursuant to Section 9.01(1)) unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives a Notice of Default, Administrative Agent shall give prompt notice thereof to the Banks. Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not send a notice of Default, Event of Default or acceleration to Borrower without the approval of the Required Banks. In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.
SECTION 10.04.    Rights of Agent as a Bank. With respect to its Loan Commitment and the Loan provided by it, each Person serving as an Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall include each Person serving as an Agent in its capacity as a Bank. Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent.
SECTION 10.05.    Indemnification of Agents. Each Bank agrees to indemnify each Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, (2) any loss of principal or interest with respect to the Loan of any Bank serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.
SECTION 10.06.    Non-Reliance on Agents and Other Banks. Each Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank, in each case in the ordinary course of business, and is making the loans hereunder as commercial loans in the ordinary course of its business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument and (iii) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein. Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. Each Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by any Agent hereunder, each Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliate of Borrower) which may come into the possession of such Agent or any of its Affiliates. Each Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein for record, or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone. Each Bank, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption Agreement or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Closing Date.
Each Bank and each Fronting Bank also acknowledges and agrees that none of the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent, any Documentation Agent, or any Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the credit facility evidenced by this Agreement meet such Bank’s or Fronting Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the credit facility evidenced by this Agreement, including the characteristics of the relevant key performance indicators to which the Borrower will link a potential margin and/or facility fee adjustment, including their environmental and sustainability criteria, meet any industry standards or market expectations for sustainability-linked credit facilities or (iii) whether the relevant KPI or targets with respect thereto will be attainable or able to be maintained by the Borrower, and (b) each Bank and Fronting Bank has performed its own independent investigation and analysis of the credit facility evidenced by this Agreement and whether such credit facility meet its own criteria or expectations with regard to environmental impact and/or sustainability performance.
SECTION 10.07.    Failure of Administrative Agent to Act. Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
SECTION 10.08.    Resignation or Removal of Administrative Agent. Administrative Agent shall have the right to resign at any time. Administrative Agent may be removed at any time with cause by the Required Banks as a result of its gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment, provided that Borrower and the other Banks shall be promptly notified in writing thereof. Upon any such removal or resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent, so long as it is reasonably acceptable both to the Required Banks and, provided that no Default or Event of Default shall then exist, the Borrower, shall be that Bank then having the greatest Loan Commitment (other than the Bank resigning or being removed as Administrative Agent). If such Bank then having the greatest Loan Commitment (other than the Bank resigning or being removed as Administrative Agent) shall not have accepted such appointment within thirty (30) days after the Required Banks’ removal or resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be the Bank with the then greatest Loan Commitment willing to serve as such (other than the Bank resigning or being removed as Administrative Agent). The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify in writing Borrower and the other Banks. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X and Section 12.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
SECTION 10.09.    Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.
SECTION 10.10.    Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
SECTION 10.11.    Transfer of Agency Function. Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify in writing Borrower and the Banks thereof.
SECTION 10.12.    Non-Receipt of Funds by Administrative Agent; Erroneous Payments. (a) Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.
(b)    (i) Each Bank hereby agrees that (x) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Banking Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment

(or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Bank under this Section 10.12(b) shall be conclusive, absent manifest error.
(ii)    Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Banking Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.
(iv)    Each party’s obligations under this Section 10.12(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 10.13.    (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 10.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank's failure to comply with the provisions of Section 12.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to such Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the

Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.13(f)(ii)(A),(B) and (D) below) shall not be required if in the applicable Bank's reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(B)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT H-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E; or

(4)    to the extent a Foreign Bank is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT H-2 or EXHIBIT H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT H-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to apply for or seek a refund of any Taxes on behalf of, any indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 10.13, the term “Bank” includes any Fronting Bank and the term “applicable law” includes FATCA.
SECTION 10.14.    Pro Rata Treatment. Except to the extent otherwise provided, (1) each advance of proceeds of the Ratable Loans shall be made by the Banks, (2) each reduction of the amount of the Total Loan Commitment under Section 2.16 shall be applied to the Loan Commitments of the Banks and (3) each payment of the Facility Fee accruing under Section 2.08 shall be made for the account of the Banks, ratably according to the amounts of their respective Loan Commitments.
SECTION 10.15.    Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.
SECTION 10.16.    Possession of Documents. Each Bank shall keep possession of its own Ratable Loan Note. Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.
SECTION 10.17.    Syndication Agents, Documentation Agents, Etc.. The Banks and financial institutions serving as Syndication Agents, Documentation Agents, Sustainability Structuring Agent or Joint Lead Arrangers shall have no duties or obligations in such capacities and shall incur no liability hereunder in such capacities, but shall have the benefit of the indemnities provided for hereunder. In addition, in acting as an Agent, no Bank will have any responsibility except as set forth herein and shall in no event be subject to any fiduciary or other implied duties.
SECTION 10.18.    Certain ERISA Matters.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the General Partner or the Borrower, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Loan Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Loan Commitments and this Agreement,
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Loan Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) such Bank has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the General Partner or the Borrower, that none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and each Lead Arranger hereby informs the Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Loan Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Loan Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Loan Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.19.    Sustainability Matters. Each party hereto hereby agrees that none of the Administrative Agent, any Joint Lead Arranger or the Sustainability Structuring Agent shall have (x) any duty to ascertain, inquire into or otherwise independently verify any sustainability related information or any other information or materials provided by the Borrower and used in connection with the sustainability provisions of the credit facility evidenced by this Agreement, including with respect to the applicable KPI nor (y) any responsibility for (or liability in respect of) the completeness or accuracy of such information. Each party hereto hereby agrees that none of Administrative Agent, the Sustainability Structuring Agent or any Joint Lead Arranger shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate or notice as to a Pricing Certificate Inaccuracy (and the Administrative Agent, the Joint Lead Arrangers and the Sustainability Structuring Agent may rely conclusively on any such certificate or notice, without further inquiry).
ARTICLE XI

NATURE OF OBLIGATIONS
SECTION 11.01.    Absolute and Unconditional Obligations. Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.
The obligations and liabilities of Borrower under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower, General Partner or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.
SECTION 11.02.    Non-Recourse to VRT Principals and the General Partner. This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), and notwithstanding any applicable law that would make the General Partner liable for the debts or obligations of the Borrower, including as a general partner, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the VRT Principals or the General Partner, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the VRT Principals or the General Partner or out of any assets of the VRT Principals or the General Partner, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any liability pursuant to, or from any of its obligations under, the Relevant Documents, or from liability for its fraudulent actions or fraudulent omissions; (2) release any VRT Principals or the General Partner from personal liability arising outside of the terms of this Agreement for its, his or her own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans and Letters of Credit or any and all of the assets of Borrower (notwithstanding the fact that the VRT Principals and the General Partner have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, the General Partner) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against any of the VRT Principals or the General Partner or their assets.
ARTICLE XII

MISCELLANEOUS
SECTION 12.01.    Binding Effect of Request for Advance. Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement or the issuance of any Letter of Credit, it shall be bound in all respects by the request for advance or Letter of Credit submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance or Letter of Credit and whether or not the request for advance is executed and/or submitted by an authorized person.
SECTION 12.02.    Amendments and Waivers. Subject to Section 1.08, Section 2.16(c) (with respect to the Incremental Commitments) and Sections 3.02(b), (c) and (d), no amendment, forbearance or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver, consent or forbearance shall, unless in writing and signed by all the Banks (or in the case of (1), (2), (4) and (7) below, signed by all the Banks directly and adversely affected thereby) do any of the following: (1) forgive or reduce the principal of, or interest on, the Loans or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (2) postpone or extend any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts due hereunder or under any other Loan Document, or postpone the scheduled date of expiration of any Loan Commitment; (3) change the definition of Required Banks, (4) change the definition of Pro Rata Share or change Section 9.03, 10.14 or 10.15 in a manner that would alter the pro rata sharing of payments required thereby; (5) amend this Section 12.02 or any other provision requiring the unanimous consent of the Banks; (6) waive any default in payment under paragraph (1) of Section 9.01 or any default under paragraph (5) of Section 9.01; (7) increase or decrease any Loan Commitment of any Bank (except changes in Loan Commitments pursuant to Section 2.16); (8) release any guaranty (other than a guaranty given pursuant to Section 12.21 or Section 12.22); (9) permit the expiration date of any Letter of Credit to be later than the first anniversary of the Maturity Date; or (10) permit the assignment or transfer by the Borrower of any of its rights or obligations hereunder or under any other Loan Document except in a transaction permitted (with or without the Required Banks’ consent) pursuant to Section 7.01; and provided further, that an amendment, waiver or consent relating to the Letters of Credit (including any letter of credit application; provided that the provisions of this Agreement shall prevail if there is an inconsistency between this Agreement and such amendment, waiver or consent to a letter of credit application) shall only be binding if in writing and signed by the Fronting Banks affected thereby.
Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 12.03.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations hereunder are outstanding and unpaid.

SECTION 12.04.    Expenses; Indemnification. Borrower agrees to reimburse Administrative Agent on demand for all reasonable out-of-pocket costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and external legal counsel) incurred by Administrative Agent in connection with the Loans and the Loan Documents (including any amendments, modifications and waivers thereto), to reimburse each Fronting Bank for all reasonable out-of-pocket expenses incurred by it in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and to reimburse each of the Banks for reasonable out-of-pocket legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents, including during any workout or restructuring; provided, however, that Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent). Borrower agrees to indemnify Administrative Agent, each Bank, the Sustainability Structuring Agent, Affiliates of the foregoing, and their respective directors, officers, employees, partners, agents and advisors (each, an “indemnified person”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (w) the execution, delivery or performance of the Loan Documents or the use of the proceeds of the Loans or Letters of Credit, directly or indirectly, by Borrower, (x) any claims by brokers due to acts or omissions by Borrower, (y) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of third-party counsel incurred in connection with any such investigation or litigation or other proceedings, or (z) third party claims or actions against any indemnified person relating to or arising from this Agreement and the other Loan Documents and the transactions contemplated pursuant to this Agreement and the other Loan Documents, in all cases whether or not such investigation or litigation or other proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and regardless of whether any indemnified person is a party thereto; provided, however, that such indemnification shall exclude any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of such indemnified person to be indemnified as determined by a final and non-appealable judgment of a court of competent jurisdiction. In third-party litigation, or the preparation therefor, the Borrower shall be entitled to select counsel reasonably acceptable to the Required Banks, and the Agent (as approved by the Required Banks) shall be entitled to select their own supervisory counsel, and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of each such counsel.
The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments.
SECTION 12.05.    Assignment; Participation.
(a)    This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns. Except as provided in Section 7.01, the Borrower may not assign or transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of all the Banks

(and any attempted such assignment or transfer without such consent shall be null and void). Except as otherwise provided under Section 12.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Fronting Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (b) of this Section) and, to the extent expressly contemplated hereby, the Affiliates and their respective directors, officers, employees, agents and advisors of each of the Administrative Agent, the Fronting Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to Section 12.05(e), prior to the occurrence of an Event of Default, any Bank may at any time, grant to an existing Bank or one or more banks, finance companies, insurance companies or other entities, other than a natural person or the Borrower and its Affiliates or a Defaulting Lender (a “Participant”), in minimum amounts for a voting participation of not less than $5,000,000 (or any lesser amount in the case of voting participations to an existing Bank or any lesser amount equal to such Bank’s entire remaining amount of Loans and Loan Commitments) participating interests in its Loan Commitment or any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person, other than a natural person or the Borrower and its Affiliates, in any amount (also a “Participant”), participating interests in its Loan Commitment or any or all of its Loans. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to Borrower and Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (1), (2), (3), (4), (5), (6) or (7) of Section 12.02 without the consent of the Participant (subject to the final proviso of the first sentence of Section 12.02). The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article III with respect to its participating interest. The Borrower agrees that each Participant shall be entitled to the benefits of Section 10.13 (subject to the requirements and limitations therein, including the requirements under Section 10.13(f) (it being understood that the documentation required under Section 10.13(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.07 and 3.08 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Section 10.13, with respect to any participation, than its participating Bank would have been entitled to receive. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Bank; provided that such Participant agrees to be subject to Section 10.15 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loan Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.
(c)    Subject to Section 12.05(e), any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiples of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank or an assignment by a Bank to a Bank Affiliate or any lesser amount equal to such Bank’s entire remaining amount of Loans and Loan Commitments) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement (including an agreement incorporating an Assignment and Assumption Agreement by reference to an Approved Electronic Platform) executed by such Assignee and such transferor Bank; provided, that such assignment shall be subject to the consent of the Administrative Agent and the Fronting Bank and if no Event of Default shall have occurred and be continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed; and provided further that if an Assignee is a Bank Affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consents shall be required unless in either case the Assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender (in which case, such consent may be withheld in the sole discretion of the Administrative Agent or the Borrower). Upon execution and delivery of such instrument and an Administrative Questionnaire and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Loan Commitment as set forth in such Assignment and Assumption Agreement, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment by a Bank to a Bank Affiliate), the transferor Bank shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from, or reduction of, deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default. Any consent required hereunder shall be given or denied within ten (10) Banking Days after receipt by the applicable Person of request therefor; any failure to respond within such ten (10) Banking Day period shall be deemed a denial. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Loan Commitment of, and principal amount (and stated interest) of the Loans and Letter of Credit participations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Fronting Bank and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Fronting Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Bank may at any time assign or pledge all or any portion of its rights under this Agreement and its Note to secure the obligations of such Bank, including to a Federal Reserve Bank or other central bank having jurisdiction over such Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
(e)    Except as provided in Section 12.05(d), so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its Loans and Loan Commitment, which would result in such Bank holding Loans and a Loan Commitment, without Participants, of less than Ten Million Dollars ($10,000,000), which minimum amount shall be reduced pro rata as a result of a decrease of the aggregate Loan Commitments pursuant to Section 2.16; provided, however, that no Bank shall be prohibited from assigning its entire Loans and Loan Commitment so long as such assignment is otherwise permitted hereby.
(f)    Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or assignee or prospective Participant or assignee in accordance with Section 12.23. In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or assignee or prospective Participant or assignee, such Bank shall also indicate that the same are delivered on a confidential basis. Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan and Loan Commitment as permitted by this Section 12.05.
SECTION 12.06.    Documentation Satisfactory. All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.
SECTION 12.07.    Notices. (a) Unless the party to be notified otherwise notifies the other parties in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to Administrative Agent by telephone, confirmed by writing, and to the Banks and to Borrower by ordinary mail or overnight courier or telecopy, receipt confirmed, addressed to such party at (i) if to the Borrower, its address on the signature page of this Agreement, (ii) if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower, (iii) if to the Administrative Agent from the Banks to JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Plano, TX 75024, Attention: Cody Canafax, Telephone: 972-324-5152, (iv) if to any Bank, at its address, electronic mail or telecopy number set forth in its Administrative Questionnaire, (v) if to any Fronting Bank, at its address separately provided to the Borrower or (vi) if to any party, at such other address, electronic mail or telecopy number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Banks and the Borrower. Notices shall be effective: (1) if by telephone, at the time of such telephone conversation, (2) if given by mail, three (3) calendar days after mailing; (3) if given by overnight courier, upon receipt; and (4) if given by telecopy, upon receipt if received by the recipient during its normal business hours. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Borrower, the Administrative Agent, the Banks and the Fronting Banks hereunder may be delivered or furnished by using Electronic Systems (including the Approved Electronic Platform and the Approved Borrower Portal) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Banking Day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section

12.07, except that each Bank must only give such notice to the Administrative Agent, the Borrower and the Fronting Banks.
(d)    Electronic Systems.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Fronting Banks and the other Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(ii)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(iii)    The Approved Electronic Platform and the Communications are provided “as is” and “as available.” None of the Administrative Agent or the Borrower or any of their respective Affiliates and such Affiliates’ respective directors, officers, employees, agents or advisors (the “Communications Parties”) warrant the adequacy of the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Communications Party in connection with the Communications or any Approved Electronic Platform. In no event shall any Communications Party have any liability to the other parties hereto or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any Fronting Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

(iv)    Each Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents to the extent such Communications have been so posted. Each Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)    Each of the Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vi)    Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(e)    Borrower Communications.
(i)    The Administrative Agent, the Banks and the Fronting Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(ii)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Banks, each of the Fronting Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Fronting Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(iii)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS

MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, THE GENERAL PARTNER, ANY LOAN PARTY, ANY BANK, ANY FRONTING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any notice of borrowing, notice of Election, Conversion or Continuation, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(iv)    Each of the Banks, each of the Fronting Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(v)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 12.08.    Setoff. Each Bank hereby waives any right of setoff, bankers’ lien or counterclaim a Bank may have to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.
SECTION 12.09.    Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.
SECTION 12.10.    Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
SECTION 12.11.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.07 and any Assignment and Assumption Agreement), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 12.12.    Integration. The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.
SECTION 12.13.    Governing Law. This Agreement and the other Loan Documents shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.
Each of the Banks and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Bank relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
SECTION 12.14.    Waivers. To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (2) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.14, might constitute grounds for relieving Borrower of its obligations hereunder; (3) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (4) any right or claim of right to cause a marshalling of the assets of Borrower; and (5) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of payment by Borrower, pursuant to this Agreement or any other Loan Document.
SECTION 12.15.    Jurisdiction; Immunities. Borrower, Administrative Agent and each Bank hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York, sitting in the Borough of Manhattan), and any appellate court from any thereof, over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document. Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court. Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to

Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein. Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens. Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, to the extent permitted or not expressly prohibited by applicable law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Fronting Bank or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.
To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.
BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOAN. IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against a Lender-Related Person for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section shall relieve the Borrower of any obligation it may have to indemnify an indemnified person, as provided in Section 12.04, against any special, indirect, consequential or punitive damages asserted against such indemnified person by a third party.
SECTION 12.16.    [Reserved].
SECTION 12.17.    [Reserved].
SECTION 12.18.    Intentionally Omitted.
SECTION 12.19    USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the General Partner, which information includes the name and address of the Borrower and the General Partner and other information that will allow such Bank to identify the Borrower and the General Partner in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.
SECTION 12.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:
(a)    fees shall cease to accrue on the Loan Commitment of such Defaulting Lender pursuant to Section 2.08;
(b)    (x) the Loan Commitment and outstanding New Term Loans (if any) of such Defaulting Lender shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02) and (y) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders); provided, that (i) such Defaulting Lender’s Loan Commitment may not be increased or extended without its consent; (ii) the principal amount of, or interest or fees payable on, Loans or Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent; and (iii) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Lender more adversely than other affected Banks shall require the written consent of such Defaulting Lender;
(c)    if any Letters of Credit are outstanding at the time such Bank becomes a Defaulting Lender then:
(1)    all or any part of such Defaulting Lender’s Pro Rata Share of such Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only (x) to the extent (A) the sum of all non-Defaulting Lenders’ Pro Rata Shares of Loans and Letters of Credit plus such Defaulting Lender’s Pro Rata Share of Letters of Credit does not exceed (B) the total of all non-Defaulting Lenders’ Loan Commitments and (y) if the conditions set forth in Sections 4.02(1) and (2) are satisfied at such time;
(2)    to the extent the reallocation described in clause (1) above cannot be effected, Borrower shall within one Banking Day following notice by the Administrative Agent, cash collateralize for the benefit of the Fronting Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letters of Credit (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.17(e) for so long as such Letters of Credit are outstanding or until such time and to the extent that, as a result of the paydown of the Loans, the reallocation described in clause (1) above can be effected;
(3)    if Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letters of Credit pursuant to clause (2) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.17(g) with respect to such Defaulting Lender’s Pro Rata Share of the Letters of Credit during the period such Defaulting Lender’s Pro Rata Share of the Letters of Credit is cash collateralized;
(4)    if the Pro Rata Shares of the non-Defaulting Lenders are reallocated pursuant to clause (1) above, then the fees payable to the Banks pursuant to Section 2.08 and Section 2.17(g) shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated Pro Rata Shares;
(5)    if all or any portion of such Defaulting Lender’s Pro Rata Share of outstanding Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Fronting Bank or any other Bank hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Loan Commitment that was utilized by such Pro Rata Share of the outstanding Letters of Credit) and letter of credit fees payable under Section 2.17(g) with respect to such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit shall be payable to the Fronting Bank until and to the extent that such Pro Rata Share is reallocated and/or cash collateralized; and

(6)    so long as such Bank is a Defaulting Lender, the Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of outstanding Letters of Credit will be 100% covered by the Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 12.20(c)(2), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 12.20(c)(1) (and such Defaulting Lender shall not participate therein); and
(d)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Fronting Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Banks or the Fronting Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the Fronting Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Banks pro rata in accordance with the Loan Commitments without giving effect to clause (c) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Bank shall occur following the date hereof and for so long as such event shall continue or (ii) the Fronting Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such bank commits to extend credit, the Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Fronting Bank (x) shall have entered into arrangements with Borrower or such Bank, satisfactory to the Fronting Bank to defease any risk to it in respect of such Bank hereunder, or (y) is satisfied that the related exposure and such Bank’s then outstanding Pro Rata Share of outstanding Letters of Credit will be 100% covered by the Loan Commitments of the other Banks and/or cash collateral will be provided by the Borrower in accordance with Section 12.20(c)(2), and participating interests in any newly issued or increased Letter of Credit shall be allocated among the other Banks in a manner consistent with Section 12.20(c)(1) (and such Bank shall not participate therein).
In the event that the Administrative Agent, the Borrower, and the Fronting Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then such Bank shall thereupon cease to be a Defaulting Lender and the Pro Rata Shares of the Banks with respect to the outstanding Letters of Credit shall be readjusted to reflect the inclusion of such Bank’s Loan Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share and cash collateral under Section 12.20(c)(3) to be redelivered to the Borrower.
In the event that a Bank shall become a Defaulting Lender, then, provided that no Event of Default shall have occurred and be outstanding, and subject to the provisions of applicable law, for so long as such Bank shall remain a Defaulting Lender, Borrower shall have the right to replace such Defaulting Lender as though it were an Affected Bank, in accordance with the provisions of Section 3.07.
SECTION 12.21.    Use for Mortgages. From time to time, on not less than ten (10) Banking Days’ notice, the Borrower may request proceeds of the Loans be used to refinance or acquire properties secured by certain secured mortgage Debt of the Borrower and/or its Subsidiaries, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing or acquisition, at the Borrower’s election, may be secured by an amended and restated mortgage on the property securing the mortgage Debt to be so refinanced or acquired (a “Refinancing Mortgage”) and evidenced by a mortgage note executed by Borrower and/or one or more Subsidiaries (provided that if Borrower shall not execute such mortgage note, the Borrower shall execute a guaranty of such mortgage note), as more particularly set forth in Section 2.09, provided that no Refinancing Mortgage may encumber a property located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency. At least seven (7) Banking Days prior to the recordation of any Refinancing Mortgage, the Administrative Agent shall provide all Banks with a legal description and special flood hazard determination form for all property proposed to be encumbered thereby. Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to the Administrative Agent and its counsel, (ii) be consistent in all respects with the terms of this

Agreement, and (iii) subject to being released or assigned by the Administrative Agent at the request of the Borrower (it being understood and agreed that the Administrative Agent and the Banks shall not be required to give any representations or warranties with respect to any such release or assignment, including with respect to any aspects of the Debt secured thereby, except that it is the holder thereof and authorized to execute and deliver the same). In addition, in connection with each Refinancing Mortgage, the Administrative Agent, at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements and intercreditor and/or subordination agreements with respect to any other Debt secured by the related mortgaged property, in each case in form and substance reasonably satisfactory to the Administrative Agent. Unless otherwise directed by Borrower, any prepayments made by the Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time. Notwithstanding anything to the contrary set forth herein, if there is one or more Refinancing Mortgages outstanding at the time, no MIRE Event may be closed until the date on which the Administrative Agent shall have received confirmation from each Bank that such Bank has completed any necessary flood insurance due diligence to its reasonable satisfaction; provided that no Bank shall unreasonably delay, withhold or condition such confirmation. For purposes hereof, “MIRE Event” means, any increase, extension or renewal of any of the Loan Commitments or Loans (including any increase of Loan Commitments pursuant to Section 2.16 or otherwise, but excluding (i) any extension of the Maturity Date pursuant to Section 2.18, (ii) any continuation or conversion of Loans, (iii) the making of any Loan or (iv) the issuance, renewal or extension of Letters of Credit).
SECTION 12.22.    [Reserved]
SECTION 12.23.    Confidentiality. Each of the Administrative Agent, the Fronting Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, and agents, including accountants, legal counsel, consultants and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any bona fide prospective assignee of or Participant in, any of its rights or obligations under this Agreement, to the extent reasonably requested by such assignee or Participant or prospective assignee or Participant or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or insurers, reinsurers or credit risk support providers relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) [intentionally omitted]; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that was available to the Administrative Agent, any Fronting Bank or any Bank on a

non-confidential basis prior to disclosure by the Borrower. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Loan Commitments.
For the avoidance of doubt, nothing in this Section 12.23 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12.23 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 12.24.    Transitional Arrangements.
(a)    Existing 2021 Credit Agreement Superseded. This Agreement shall supersede the Existing 2021 Credit Agreement in its entirety, except as provided in this Section 12.24. On the Execution Date, (i) the loans outstanding under the Existing 2021 Credit Agreement shall become Loans hereunder, (ii) the rights and obligations of the parties under the Existing 2021 Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided, however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing 2021 Credit Agreement) outstanding under the Existing 2021 Credit Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing 2021 Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Execution Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; (iv) the obligations incurred under the Existing 2021 Credit Agreement shall, to the extent outstanding on the Execution Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Banks or the Administrative Agent under the Existing 2021 Credit Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing 2021 Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Banks’ interests in such obligations, and participations in outstanding Letters of Credit under the Existing 2021 Credit Agreement, shall be reallocated on the Execution Date in accordance with each Bank's Pro Rata Share. On the Execution Date, (A) the loan commitment of each Bank that is a party to the Existing 2021 Credit Agreement but is not a party to this Agreement (an “Exiting Bank”) shall be terminated, all outstanding obligations owing to such Exiting Banks under the Existing 2021 Credit Agreement on the Execution Date shall be paid in full, and each Exiting Bank shall cease to be a Bank under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Existing Bank under the Loan Documents that are intended by their express terms to survive termination of the Loan Commitments and/or the repayment, satisfaction or discharge of obligations under any

Loan Document shall survive for such Exiting Bank hereunder, and (B) each Person listed on Schedule 1 attached to this Agreement shall be a Bank under this Agreement with the Loan Commitment set forth opposite its name on such Schedule 1. Each Bank agrees to waive any amounts that would have otherwise been payable pursuant to Section 3.05 of the Existing 2021 Credit Agreement as a result of the conversion of any Term Benchmark Loans on the Closing Date.
(b)    Interest and Fees under Existing 2021 Credit Agreement. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing 2021 Credit Agreement shall be calculated as of the Execution Date (prorated in the case of any fractional periods), and shall be paid on the Execution Date in accordance with the method specified in the Existing 2021 Credit Agreement as if such agreement were still in effect.
SECTION 12.25.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent, and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and none of the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent or the Banks is advising the Borrower as to any legal, tax, accounting or regulatory matters, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lead Arranger, the Sustainability Structuring Agent and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Lead Arranger, the Sustainability Structuring Agent or any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lead Arranger, the Sustainability Structuring Agent, or any Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower agrees that it will not assert any claim against the Administrative Agent, any Lead Arranger, the Sustainability Structuring Agent or any Bank based on an alleged breach of fiduciary duty by such Person in connection with this Agreement and the transactions contemplated hereby.
SECTION 12.26.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan

Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 12.27.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for interest rate swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Revolving Credit Agreement to be duly executed as of the day and year first above written.
VORNADO REALTY L.P.,
a Delaware limited partnership
By: Vornado Realty Trust,
a Maryland real estate investment trust,
general partner
By: /s/ Steven Borenstein
Name: Steven Borenstein
Title: Secretary
Address for Notices:
210 Route 4 East
Paramus, New Jersey 07652-0910
Attention: Chief Financial Officer
Telephone: (201) 587-1000
Telecopy: (201) 587-0600
with copies to:
Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Executive Vice President - Capital Markets
Telephone: (212) 894-7000
Telecopy: (212) 894-7073
and
Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Senior Vice President - Corporation Counsel
Telephone: (212) 894-7000
Telecopy: (212) 894-7996

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Bank and Fronting Bank
By:     /s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director

BANK OF AMERICA, N.A.,
as a Bank and Fronting Bank
By:     /s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President

WELLS FARGO BANK, N.A.,
as Bank and Fronting Bank
By:     /s/ Brendan M. Poe
Name: Brendan M. Poe
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as
Bank and Fronting Bank
By:     /s/ Brian Kelly
Name: Brian Kelly
Title:SVP

U.S. BANK NATIONAL ASSOCIATION,
as Bank and Fronting Bank
By:     /s/ Patrick T. Brooks
Name: Patrick T. Brooks
Title: Vice President

BMO BANK, N A

By:     /s/ Rebecca Liu Chabanon
Name: Rebecca Liu Chabanon
Title: Director

GOLDMAN SACHS BANK USA

By:     /s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

MIZUHO BANK, LTD.

By:     /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

TD BANK, N.A.

By:     /s/ Michael Rogers
Name: Michael Rogers
Title: VP

MORGAN STANLEY BANK, N.A.

By:     /s/ Michael King
Name: Michael King
Title:Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH

By:     /s/ Marko Lukin
Name: Marko Lukin
Title: Vice President
By:     /s/ Ming K Chu
Name: Ming K Chu
Title: Director

THE BANK OF NEW YORK MELLON

By:     /s/ Carol Murray
Name: Carol Murray
Title: Director

BANK OF CHINA NEW YORK BRANCH

By:     /s/ Raymond Qiao
Name: Raymond Qiao
Title: EVP

LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH

By:     /s/ Franziska Assel
Name: Franziska Assel
Title: Associate Jr. Relationship Manager
By:     /s/ David McGannon
Name: David McGannon
Title: Director

SCHEDULE 4
SUSTAINABILITY TABLE

KPI Metrics	Baseline	Annual Sustainability Targets and Thresholds
	2022	CY2024	CY2025	CY2026	CY2027	CY2028	CY2029
KPI	92,784	< 90,464	< 88,203	< 85,998	< 83,848	< 81,752	< 79,708	KPI Target

		> 91,856	> 90,938	> 90,028	> 89,128	> 88,237	> 87,354	KPI Threshold